AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2006

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________________

FORM SB-2

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

_________________________

TEDA TRAVEL GROUP INC.

(Name of Small Business Issuer in Its Charter)

Delaware	4700	11-3177042
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

Suite 2102, Chinachem Century Tower

178 Gloucester Road, Wanchai, Hong Kong

(011) (852) 2833-2186

(Address and Telephone Number of Principal Executive Offices)

_________________________

Godfrey Chin Tong Hui, Chief Executive Officer

Suite 2102, Chinachem Century Tower

178 Gloucester Road, Wanchai, Hong Kong

(011) (852) 2833-2186

(Name, Address and Telephone Number of Agent For Service)

_________________________

Approximate date of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $.001 per share	7,000,000 (3)	$0.595	$4,165,000	$445.73

Common Stock, par value $.001 per share	225,000 (4)	$0.595	$133,875	$14.33

Total	7,225,000	$0.595	$4,298,875	$460.06

(1)

In the event of a stock split, stock dividend, or other similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the OTC Bulletin Board on July 5, 2006.

(3)	Consists shares of common stock previously issued to selling stockholders in private transactions.
(4)	Represents shares of common stock issuable upon the exercise of outstanding stock options.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion, July 28, 2006

PROSPECTUS

TEDA TRAVEL GROUP INC.

7,225,000 shares of common stock

This prospectus relates to the resale of up to an aggregate of 7,225,000 shares of common stock of Teda Travel Group Inc., dba Network CN Inc., of which 7,000,000 shares have been issued and are outstanding and 225,000 shares are issuable upon exercise of outstanding options. The selling stockholders listed on page 13 may sell these shares from time to time. We are not selling any shares of common stock under this prospectus and we will not receive any proceeds from sales of shares by the selling stockholders. We will, however, receive proceeds from the exercise of our common stock options.

The selling stockholders may sell all or any portion of the shares for their own account from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then-current market prices or in individually negotiated transactions at such prices as may be agreed upon. See “Plan of Distribution.”

We will pay all expenses in connection with the registration of the shares under the Securities Act of 1933, as amended, including the preparation of this prospectus. See “Plan of Distribution.”

Our common stock is traded on the over-the-counter bulletin board under the symbol “TTVL.OB.” On July 5, 2006, the closing bid price for our common stock was $0.59 per share.

This investment involves a high degree of risk. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2006

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospectus may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, including the Management's Discussion and Analysis or Plan of Operation, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Our forward-looking statements in this prospectus are not protected by the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “project,” “contemplate,” “would,” “should,” “could,” or “may.”

With respect to any forward-looking statement that includes a statement of its underlying assumptions or bases, we believe such assumptions or bases to be reasonable and have formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We do not undertake any obligations to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect unanticipated events that may occur.

Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

SUMMARY INFORMATION

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. This summary highlights information contained elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, references to the “Company”, “we”, “us” and “our” are to Teda Travel Group, Inc., dba Network CN Inc., and its wholly-owned subsidiary, NCN Group Limited, a British Virgin Islands Corporation (“NCN BVI”, formerly known as Teda Hotels Management Company Limited).

The Company

The Company is a Delaware corporation incorporated on September 10, 1993, currently headquartered in Hong Kong SAR, People's Republic of China (“PRC”). Since October 2001, the Company was known as Acola Corp. (“Acola”). On March 10, 2004, Teda Travel Incorporated, a Florida Corporation (“Teda Florida”), entered into a Share Exchange Agreement (“Exchange Agreement”) with NCN BVI and Acola. The Exchange Agreement set forth certain terms and conditions of the exchange by which the entire issued share capital of NCN BVI is transferred to that of Acola in exchange for approximately 86% of the issued share capital of Acola. The closing of the Transaction occurred on March 12, 2004. On the closing date, pursuant to the Exchange Agreement, all of Acola's existing officers and directors, except Mr. James N. Baxter, resigned and all the directors of Teda Florida were elected on the Board of Acola. Mr. James N. Baxter resigned on March 30, 2004. The Company amended its certificate of incorporation to change its name to that of Teda Travel Group Inc. on April 20, 2004. The Company intends to further amend its certificate of incorporation to change its name to Network CN Inc.

The Company primarily earns its revenues through the provision of management services, including training and consulting services, to hotels and resorts in the PRC through its operating subsidiaries, NCN BVI, and Teda Hotels Management Limited (“Teda HK”), a Hong Kong corporation; and a 60%-held subsidiary, Landmark International Hotel Group Limited (“Landmark”), acquired through an acquisition that closed on November 8, 2004. The Company is currently headquartered in Hong Kong SAR, PRC.

Revenues are derived from the Company’s provision of management services to hotels and resorts which include management fees and incentive fees from the properties that it manages, pursuant to the terms and conditions of its management contracts. Each of the hotels and resorts is managed under a management contract with terms varying from 2 to 10 years. As of June 30, 2006, the Company managed 3,424 rooms in seventeen (17) hotel properties located in various parts of the PRC. Under its management contracts with each of the hotel and resort properties, the Company is responsible for the supervision and day-to-day operations of the property in exchange for a basic management fee based on gross revenues. In addition, the Company may also earn an incentive fee based upon gross operating profits of the property managed.

At the end of 2005, we reformulated our business plan for 2006. Our vision is to add value to our customers via a nationwide hotel network in mainland China. We seek to provide quality service and support to the hotels we manage in a way that enables them to increase their profitability. Our primary objectives are to increase the number of hotels under our management mainly through acquisition of hotel management companies in the PRC, renew existing management contracts and all new hotels to our portfolio of managed properties through acquisition. We intend to build an Internet platform to provide a one-stop travel service to satisfy the needs of our customers, which include hotel owners and travelers. We intend to invest and develop businesses that would help build this network. In addition to traditional hotel management services, we intend to diversify into other travel-related businesses, including travel agencies and car parking services. In pursuing this business direction, the Company is currently contemplating a number of such projects in mainland China.

Our executive offices are located at Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong.

The Offering

Shares Offered by Selling Stockholders

This prospectus covers the resale of a total of 7,225,000 shares of our common stock by selling stockholders. Selling stockholders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by Selling Stockholders. We will however receive proceeds from the exercise of common stock options. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

OTC Bulletin Board Symbol	TTVL.OB

Risk Factors

See “Risk Factors” beginning on page 4 and other information set forth in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the shares of our common stock.

Plan of Distribution	The shares of common stock offered for resale may be sold by the selling stockholders pursuant to this prospectus in the manner described under “Plan of Distribution” on page 14.

RISK FACTORS

An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. The following factors are believed by management to be all of the material risks that should be carefully considered by investors before purchasing our shares.

The travel industry is highly competitive, which may impact our ability to compete successfully with other hotel and timeshare properties for customers.

We operate in markets that contain numerous competitors. Each of our hotel management companies competes with major hotel chains and independent operators in regional markets. Our ability to remain competitive and attract and retain business and leisure travelers depends on our success in distinguishing the quality, value and efficiency of our services from those offered by others. If we are unable to compete successfully in these areas, this could limit our operating margins, diminish our market share and reduce our earnings.

Because the travel market is seasonal, our quarterly results will fluctuate.

Our business experiences seasonal fluctuations. For example, hotels under our management mainly cater to business-oriented travelers that generate higher revenue during the summer and autumn months because of increased number of conferences. During longer holidays like the Chinese New Year (around February each year) and National Celebration Days (October 1), our business tends to be slower, although we will market for leisure customers at preferred room rates. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to us by travel suppliers.

We are subject to the range of operating risks common to the hotel, real estate and travel-related industries.

The profitability of the hotel, real estate and travel-related industries that we operate in may be adversely affected by a number of factors, including:

(1)	the availability of and demand for hotel rooms and apartments;
(2)	international and regional economic conditions;
(3)	the desirability of particular locations and changes in travel patterns of domestic and foreign travelers;
(4)	taxes and government regulations that influence or determine wages, prices, interest rates, and other costs;
(5)	the availability of capital to allow us and potential hotel owners and joint venture partners to fund investments;
(6)	increases in wages and other labor costs, energy, mortgage interest rate, insurance, transportation and fuel, and other expenses central to the conduct of our business.

Any one or more of these factors could limit or reduce the demand, and therefore the prices we are able to obtain, for hotel rooms and corporate apartments.

Our lodging operations are subject to international and regional conditions.

Although we conduct our business in China, our activities are susceptible to changes in the performance of international and regional economies, as foreign travelers constitute a fair percentage of hotel occupants. In recent years, our business has been hurt by decreases in travel resulting from SARS and downturns in global economic conditions. Our future economic performance is similarly subject to the uncertain magnitude and duration of the economic growth in China, the prospects of improving economic performance in other regions, the unknown pace of any business travel recovery that results, and the occurrence of any future incidents in China in which we operate.

Our growth strategy depends upon third-party owners/operators, and future arrangements with these third parties may be less favorable.

Our present growth strategy for development of additional lodging facilities entails entering into and maintaining various arrangements with property owners. The terms of our management agreements for each of our lodging facilities are influenced by contract terms offered by our competitors, among other things. We cannot assure you that any of our current arrangements will continue. Moreover, we may not be able to enter into future collaborations, or to renew or enter into agreements in the future, on terms that are as favorable to us as those under existing collaborations and agreements.

We may have disputes with the owners of the hotels that we manage.

Consistent with our focus on hotel management, we generally do not own any of our lodging properties. The nature of our responsibilities under our management agreements to manage each hotel and enforce the standards required under the management agreements may, in some instances, be subject to interpretation and may give rise to disagreements. We seek to resolve any disagreements in order to develop and maintain good relations with current and potential hotel owners and joint venture partners, but have not always been able to do so. Failure to resolve such disagreements may result in litigation in the future.

Our ability to grow is in part dependent upon future acquisitions.

The process of identifying, acquiring and integrating future acquisitions may constrain valuable management resources, and our failure to effectively integrate future acquisitions may result in the loss of key employees and the dilution of stockholder value and have an adverse effect on our operating results. We have completed an acquisition and expect to continue to pursue strategic acquisitions in the future. Completing any potential future acquisitions could cause significant diversions of management time and resources.

Acquisition transactions involve inherent risks, such as:

•	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

•	the potential loss of key personnel of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

•	problems that could arise from the integration of the acquired business;

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

•	unexpected development costs, that adversely affect our profitability.

Financing for future acquisitions may not be available on favorable terms, or at all. If we identify an appropriate acquisition candidate for our businesses, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, technologies or employees into our existing business and operations. Future acquisitions may not be well-received by the investment community, which may cause our stock price to fluctuate. We cannot ensure that we will be able to identify or complete any acquisition in the future.

We may be unable to make attractive acquisitions or integrate acquired companies, which could severely disrupt our operations and ongoing business.

We plan to acquire or make investments in complementary businesses, products, services or technologies. However, we cannot assure you that we shall be able to identify suitable acquisition or investment candidates.

Even if we do identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms. If we buy a business, we could have difficulty in assimilating that company's personnel, operations, products, services or technologies into our operations. We have experienced such difficulties in the past. If we encounter these difficulties in the future, there will be disruptions in our ongoing business, distractions to our management and employees, and increases in our expenses, all of which will adversely affect our results of operations.

Any future acquisitions we make may not be profitable.

Part of our business strategy is to identify and acquire travel-related Internet organizations in the travel services industry. Future acquisitions may involve a number of risks that could adversely affect our business, results of operations and financial condition. These could include adverse short-term effects on our reported operating results such as those caused by severance payments to employees of acquired companies, difficulties in eliminating duplicative costs, restructuring charges associated with the acquisitions and other expenses associated with the change of control, as well as non-recurring acquisition costs. Acquisitions may also divert management's attention, create difficulties with retention, hiring and training of key personnel, raise risks associated with unanticipated problems or legal liabilities and require non-cash accounting charges associated with the amortization of acquired intangible assets. Furthermore, although we conduct due diligence and generally require representations, warranties and indemnification from the former owners of acquired companies, those former owners may not accurately represent the financial and operating conditions of their companies and may not have the means to satisfy their indemnification obligations. If an acquired company's financial or operating results were misrepresented, the acquisition could have a material adverse affect on our business, financial condition and results of operations.

Financing of future acquisitions will dilute existing stockholder ownership.

We intend to finance future acquisitions by using shares of our common stock or preferred stock for a substantial portion of the consideration to be paid. This reliance upon the use of common stock or preferred stock as consideration will dilute shareholders' interest in the Company.

Our ability to grow our management systems is subject to the range of risks associated with real estate investments.

Our ability to sustain continued growth through management agreements for new or existing hotels is affected, and may potentially be limited, by a variety of factors influencing real estate development generally. These include site availability, financing, planning, zoning and other local approvals, and other limitations that may be imposed by market and submarket factors, such as projected room occupancy, growth in demand opposite projected supply, territorial restrictions in our management agreements, costs of construction and anticipated room rate structure.

We depend on capital to maintain hotels, and we may be unable to access capital when necessary.

In order to fund the refurbishment and improvement of existing hotels, both the Company and current and potential hotel owners must periodically spend money. The availability of funds for new investments and maintenance of existing hotels depends in large measure on capital markets and liquidity factors over which we can exert little control.

In the event of damage to or other potential losses involving properties that we own or manage, potential losses may not be covered by insurance.

We have comprehensive property and liability insurance policies with coverage features and insured limits to the hotels that we believe are customary. Market forces beyond our control may nonetheless limit both the scope of property and liability insurance coverage that we can obtain and our ability to obtain coverage at reasonable rates. There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods or terrorist acts that may be uninsurable or may be too expensive to justify insuring against. As a result, we may not be successful in obtaining insurance without increases in cost or decreases in coverage levels. In addition, we may carry insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment or that of hotel owners, or in some cases could also result in certain losses being totally uninsured. As a result, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the property.

Risks relating to acts of God, terrorist activity and war could reduce the demand for lodging, which may adversely affect our revenues.

Acts of God, such as natural disasters and the spread of contagious diseases, in People’s Republic of China where we own and manage can cause a decline in the level of business and leisure travel and reduce the demand for lodging. Wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife and geopolitical uncertainty can have a similar effect. Any one or more of these events may reduce the overall demand for hotel rooms and corporate apartments, or limit the prices that we are able to obtain for them, both of which could adversely affect our revenues.

The loss of key management personnel could harm our business and prospects.

We depend on key personnel who may not continue to work for us. Our success substantially depends on the continued employment of certain executive officers and key employees, particularly Godfrey Chin Tong Hui, Director and Chief Executive Officer, and Daniel Kuen Kwok So who was appointed as Director on December 28, 2005.

The loss of services of these or other key officers or employees could harm our business. If any of these individuals were to leave our company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience.

RISKS RELATED TO DOING BUSINESS IN CHINA

Our operations are primarily located in China and may be adversely affected by changes in the policies of the Chinese government.

The political environment in the PRC may adversely affect the Company’s business operations. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. These effects could substantially impair the Company’s business, profits or prospects in China. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

The Chinese government exerts substantial influence over the manner in which the company must conduct its business activities.

Only recently has the PRC government permitted greater provincial and local economic autonomy and private economic activities. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require the Company to divest the interests it then holds in Chinese properties or joint ventures. Any such developments could have a material adverse effect on the business, operations, financial condition and prospects of the Company.

Future inflation in China may inhibit economic activity and adversely affect the Company’s operations.

In recent years, the Chinese economy has experienced periods of rapid expansion and within which some years with high rates of inflation and deflation, which have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has moderated since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the Company’s business operations and prospects in the PRC.

We may be restricted from freely converting renminbi to other currencies in a timely manner.

Renminbi is not a freely convertible currency at present. The Company receives nearly all of its revenue in renminbi, which may need to be converted to other currencies, primarily U.S. dollars, and remitted outside of the PRC. Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises, including Sino-foreign joint ventures, are no longer subject to the approval of State Administration of Foreign Exchange (“SAFE”, formerly State Administration of Exchange Control), but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996 (the “FX regulations”). “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services. Distributions to joint venture parties also are considered a “current account transaction”. Other non-current account items, known as “capital account” items, remain subject to SAFE approval. Under current regulations, the Company can obtain foreign currency in exchange for renminbi from swap centers authorized by the government. The Company does not anticipate problems in obtaining foreign currency to satisfy its requirements; however, there is no assurance that foreign currency shortages or changes in currency exchange laws and regulations by the Chinese government will not restrict the Company from freely converting renminbi in a timely manner. If such shortages or change in laws and regulations occur, the Company may accept renminbi, which can be held or re-invested in other projects.

Future fluctuation in the value of the renminbi may negatively affect the Company’s ability to convert its return on operations to U.S. dollars in a profitable manner and its sales globally.

Until 1994, renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the U.S., have argued that the renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the renminbi to float freely in world markets.

Mainland China's currency, which for the previous decade had been tightly pegged at 8.28 renminbi to the U.S. dollar, was revalued on July 21, 2005 to 8.11 per U.S. dollar, following the removal of the peg to the US dollar and pressure from the United States. The People's Bank of China also announced that the renminbi would be pegged to a basket of foreign currencies, rather than being strictly tied to the U.S. dollar, and would trade within a narrow 0.3 percent band against this basket of currencies. The PRC has stated that the basket is dominated by the U.S. dollar, euro, Japanese yen and South Korean won, with a smaller proportion made up of the British pound, Thai baht, Russian ruble, Australian dollar, Canadian dollar and Singapore dollar.

If any devaluation of renminbi were to occur in the future, the Company’s returns on its operations in China, which are expected to be in the form of renminbi, would be negatively affected upon conversion to U.S. dollars.

Some independent analysts are of the opinion that the renminbi is undervalued, and thus will appreciate in the future. However, there is always a possibility that the renminbi may devalue against the U.S. dollar. The Company intends to have most future payments, if outside of China, to be denominated in U.S. dollars. If any fluctuation in the value of renminbi were to occur in the future, the value of the Company’s services in China may be negatively affected.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system. Unlike the common law system prevalent in the United States, civil law is based on written statutes in which decided legal cases have little value as precedents. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks that the Company will not be able to achieve its business objectives. There can be no assurance that the Company will be able to enforce any legal rights it may have under its contracts or otherwise.

Risks from the recent outbreak of severe acute respiratory syndrome in various parts of mainland China, Hong Kong and elsewhere.

Since early 2003, mainland China, Hong Kong and certain other countries, largely in Asia, have been experiencing an outbreak of a new and highly contagious form of atypical pneumonia, now known as severe acute respiratory syndrome, or SARS. This outbreak has resulted in significant disruption to the lifestyles of the affected population and business and economic activity generally in the affected areas. Areas in Mainland China that have been affected include areas where the Company has business and management operations. Although the outbreak is now generally under control in China, the Company cannot predict at this time whether the situation may again deteriorate or the extent of its effect on the Company’s business and operations. The Company cannot assure that this outbreak, particularly if the situation worsens, will not significantly reduce the Company’s hotel and travel related revenues, disrupt the Company’s staffing or otherwise generally disrupt the Company’s operations, result in higher operating expenses, severely restrict the level of economic activity generally, or otherwise adversely affect products, services and usage levels of the Company’s services in affected areas, all of which may result in a material adverse effect on the Company’s business and prospects.

Because our assets are located overseas, stockholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

Our assets are, for the most part, located in the PRC. Because the Company’s assets are located overseas, the assets of the Company may be outside of the jurisdiction of U.S. courts to administer if the Company was the subject of an insolvency or bankruptcy proceeding. As a result, if the Company was declared bankrupt or insolvent, the Company’s stockholders may not receive the distributions on liquidation that they are otherwise entitled to under U.S. bankruptcy law.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

This prospectus permits selling stockholders to resell their shares. If they do so, the market price for our shares may fall, and purchasers of our shares may be unable to resell them.

This prospectus includes 7,225,000 shares being offered by Selling Stockholders. To the extent that these shares are sold into the market for our shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

The market for the Company’s common stock is illiquid.

The Company’s common stock is traded on the Over-the-Counter Bulletin Board. It is thinly traded compared to larger more widely known companies in its industry. Thinly traded common stock can be more volatile than stock trading in an active public market. The Company cannot predict the extent to which an active public market for its common stock will develop or be sustained.

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

Our company has a limited operating history and must be considered in the development stage. Our company’s operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

All of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. The foregoing risks also apply to those experts identified in this prospectus that are not residents of the United States.

If we issue additional shares in the future this may result in dilution to our existing stockholders.

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our Board of Directors has the authority to issue additional shares up to the authorized capital stated in the certificate of incorporation. Our Board of Directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future.

The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation.

The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. In addition, the market price of our common stock could be materially and adversely affected by the existence of the preferred stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Stockholders Should Have No Expectation Of Any Dividends.

The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

USE OF PROCEEDS

The selling stockholders will receive the proceeds from the resale of the shares of common stock registered under this prospectus. We shall not receive any proceeds upon the sale of shares by the selling stockholders. However, we will receive the proceeds from the exercise of common stock options, which we intend to use for general working capital purposes. We will pay all the expenses incident to this registration.

SELLING STOCKHOLDERS

Selling Stockholders

The following table sets forth:

•	the name of each selling stockholder;
•	the number or shares of common stock beneficially owned by each selling stockholder as of the date of this prospectus, giving effect to the exercise of the selling stockholders' options;
•	the number of shares being offered by each selling stockholder;
•	the number of shares to be owned by each selling stockholder following completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder; and
•

if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of options, warrants, promissory notes and any other security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our records and information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling stockholders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the selling stockholders will sell all of the shares owned by them that are being offered hereby, but will not sell any other shares of our common stock that they presently own. We do not believe that any of the selling stockholders are broker-dealers or affiliated with broker-dealers.

The shares of common stock being offered have been registered to permit public sales and the selling stockholders may offer all or part of the shares for sale from time to time. All expenses of the registration of the common stock on behalf of the selling stockholders are being borne by us. We will receive none of the proceeds of this offering.

Except as noted, none of the selling stockholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years. The selling stockholders may sell all, or none of their shares in this offering. See "Plan of Distribution."

Selling Security Holder	Shares Owned Beneficially Prior to this Offering	Shares Available Pursuant to this Prospectus	Shares Owned After Offering	Percent of Class After Offering

Bloompoint Investments Limited	21,000,000	4,500,000	16,500,000	29.7%

Profit Upsurge International Limited	7,000,000	1,400,000	5,600,000	10.1%

Min Hua Group Limited	2,200,000	1,100,000	1,100,000	2%

Mark E. Crone	125,000 (1)	125,000	*	*

Alisande Rozynko	100,000 (1)	100,000	*	*

_________________________

* Less than 1%.

(1)	Consists of shares of common stock issuable upon exercise of currently exercisable options.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on a trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders. The selling stockholders may decide not to sell all or a portion of the common stock offered by them pursuant to this prospectus. In addition, any selling security holder may transfer, devise or give the common stock by other means not described in this prospectus. Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

The selling stockholders may pledge or grant a security interest in some or all of the options or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, unless an exemption therefrom is available. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933, as amended, or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale. Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, nor are we aware of any legal proceedings being contemplated against us by any governmental authority. We are not aware of any legal proceeding in which any of our officers, directors, affiliates or security holders is a party adverse to us or in which any of them have a material interest adverse to us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

At the Meeting of Shareholders, the following persons were elected to serve as officers and directors of the Company until the next annual meeting of shareholders and until their successors are duly elected and qualified; the table includes the names, positions held, and ages of our executive officers and directors:

NAME	AGE	POSITION

Godfrey Chin Tong Hui	46	Director and Chief Executive Officer

Daniel Kuen Kwok So	50	Director and Managing Director

Benedict Fung	58	President

Daley Mok	45	Chief Financial Officer

Stanley Chu	29	Director and General Manager

Raymond Chan	50	Director

Godfrey Chin Tong Hui has been a Director and the Chief Executive Officer of the Company since April 2002. Mr. Hui began his career in the hotel industry in 1985 and has worked for several international and regional hotel groups, becoming one of the top hotel professionals in the Greater China Area. From November 1998 through March 2000, Mr. Hui was responsible for management and financial issues at Hopewell Holdings Limited, where he worked in various capacities including Director of Operations, Finance and Development of the Hotel Division, Executive Assistant to the Chairman, Chairman of the Executive Committee, and Group Financial Controller of Hopewell Holdings Limited. From June 1993 through November 1998, Mr. Hui was involved in hotel management for Mega Hotels Management Limited, where he served as Director of Finance, Development and Operations. Mr. Hui holds a Bachelor's Degree in Business Management and a Master's Degree in Finance and Investment.

Daniel Kuen Kwok So has been a Director of the Company since December 28, 2005 and was appointed Managing Director of the Company on June 27, 2006. Mr. So started his career in China in the early 1980s when the country just began her economic reforms. His career spans a very diverse area of interests covering semiconductor, electronics, computer manufacturing, computer applications, software and system development, telecommunication, datacom, medical and health, retail and property development. He was the CEO of Wangfujing Plaza and ChangAn Wangfujing Building in Beijing which are significant development in the heart of Beijing, as well as the Vice Chairman and founder of the Chess Technology Group. Mr. So holds a zoology degree from the Washington State University.

Benedict Fung has been employed by the Company since January 3, 2006. Prior to joining the Company, Mr. Fung served as Director and Chief Financial Officer of Masterpipings Holdings Limited from March 2003 to January 2006. From March 2001 to March 2003, Mr. Fung served as a Director and Vice President, Finance of AIC Asia Int'l corporation. Mr. Fung has been active in the hospitality industry for more than twenty years, working as Executive Vice President/Executive Director in various international hotel chains and publicly-listed hotel investment companies including Mandarin Oriental, Hyatt International, the Peninsula Hotel Group, Regal International Hotels, STDM Hotels (Macau) and the Miramar Hotel Group. He holds a degree in hospitality management and is member of the British Association of Hospitality Accountants and International Association of Hospitality Accountants USA.

Daley Mok has been employed by the Company since January 3, 2006. Prior to joining the Company, Mr. Mok served as Director of DM Services, a business consulting firm from March 2001 to January 2006. Mr. Mok started his career in auditing with Peat Marwick, before progressing to the commercial field. Having worked in both Hong Kong and Australia, Mr. Mok has gathered over twenty years experience in multinational companies including the Swire Group, the CLP Group, Digital Equipment Corporation, CDH Properties, the Grosvenor Shaw Group and the Grass Valley Group. Mr. Mok is a qualified accountant with memberships in both the Hong Kong Institute of Certified Public Accountants and CPA Australia. He holds a bachelor's and a master's degree in business administration, as well as a master's degree in laws, specializing in international business law.

Stanley Chu joined Teda Travel Group Inc. in May 2006 as Director and was appointed General Manager of the Company on June 27, 2006. Mr Chu graduated from the University of San Francisco with a Bachelor of Science Degree in International Business. Mr Chu started working in commercial banks in San Francisco before returning to Asia. In 2004, Mr Chu joined the Librett Group in Beijing as Vice President in Business Development. He was responsible for identifying profitable projects, bringing in investors/funds to potential projects, maximizing investors’ return by implementing dynamic business strategies and acquiring companies or projects with outstanding growth potential. During the time in Beijing, Mr Chu was involved in many potential investment projects throughout China including: real estate projects; retail operation & franchising; food & beverage & franchising; and brand building & value adding consultation services in funding & investment banking.

Raymond Chan joined Teda Travel Group Inc. in May 2006 as Director. Raymond Chan has extensive experience in various business areas including property, jewelry and various industrial and technological investments in the greater China region. He is a director of a number of companies including Synergie Group Ltd, Wangfujing Plaza Ltd. and Syntech Technology Limited.

All directors serve for one year and until their successors are elected and qualify. Directors do not presently receive monetary compensation for serving as directors but have received stock and stock options. Officers are appointed by the board of directors, and, subject to employment agreements, their terms of office are at the discretion of the board of directors.

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Corporate Governance Matters

Audit Committee. The Board of Directors has not yet established an audit committee, and the functions of the audit committee are currently performed by our Chief Financial Officer, with assistance by expert independent accounting personnel and oversight by the entire board of directors. We are not currently subject to any law, rule or regulation requiring that we establish or maintain an audit committee. We may establish an audit committee in the future if the board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation.

Board of Directors Independence. Our Board of Directors consists of three members. We are not currently subject to any law, rule or regulation requiring that all or any portion of our board of directors include "independent" directors. None of the members of the board of directors is "independent" as defined under the rules of the NASDAQ Stock Market.

Audit Committee Financial Expert. Our Board of Directors has determined that it does not have a member that qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. We believe that the members of our Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated revenues to date.

Code of Ethics.A Code of Business Conduct and Ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the Code. We are not currently subject to any law, rule or regulation requiring that we adopt a Code of Ethics, however, we have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Such code of ethics will be provided to any person without charge, upon request, a copy of such code of ethics by sending such request to us at our principal office.

Nominating Committee. We have not yet established a nominating committee. Our board of directors, sitting as a board, performs the role of a nominating committee. We are not currently subject to any law, rule or regulation requiring that we establish a nominating committee.

Compensation Committee. We have not yet established a compensation committee. Our board of directors, sitting as a board, performs the role of a compensation committee. We are not currently subject to any law, rule or regulation requiring that we establish a compensation committee.

At this stage of our development, we have elected not to expend our limited financial resources to implement these measures. It is possible that if we were to adopt some or all of the corporate governance measures described in this section, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made pursuant to objective criteria, by disinterested directors and that policies had been implemented to define responsible conduct.

SECURITY OWNERSHIP OF CERTAIN BENEFITICAL OWNERS AND MANAGEMENT

The following tables set forth information as of July 26, 2006 regarding the beneficial ownership of our common stock, (a) each stockholder who is known by the Company to own beneficially in excess of 5% of our outstanding common stock; (b) each director known to hold common stock; (c) the Company's chief executive officer; and (d) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 55,542,718 shares of common stock outstanding, as of July 26, 2006. Unless otherwise identified, the address of the directors and officers of the Company listed above is Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong.

Name	Amount and Nature of Beneficial Ownership
	Common Shares
	Number of Shares	Percent of Class

Godfrey Chin Tong Hui	1,417,113 (1)	2.6%(1)
Daniel Kuen Kwok So	1,000,000	1.8%
Benedict Fung	0	0.00%
Daley Mok	0	0.00%
Stanley Chu	0	0.00%
Raymond Chan	0	0.00%
All Officers and Directors as a Group (three persons)	2,417,113 (1)	4.4%(1)

5% Beneficial Owners
Bloompoint Investments Limited	21,000,000	37.8%
Profit Upsurge International Limited	7,000,000	12.6%

(1)

Godfrey Chin Tong Hui, a Director and the Chief Executive Officer of the Company, owns 50% of the issued and outstanding common stock of his personal holding company, New Nature Development Limited ("New Nature"), which in turn is the record owner of 539,290 shares of the Company's common stock, or 1.0% of the Company. Mr. Hui also owns 1% of the issued and outstanding shares of, and is a director of, Magnolia Group Holdings Limited ("Magnolia"). Magnolia owns 477,823 shares of the Company's common stock, or 0.9% of the Company. Because Mr. Hui Chin Tong is a director of Magnolia, he might be deemed to have or share investment control over Magnolia's portfolio.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 105,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of July 26, 2006, 55,542,718 shares of common stock and no shares of preferred stock were issued and outstanding. An aggregate of approximately 425,000 shares of common stock have been reserved for issuance as of July 26, 2006 pursuant to outstanding common stock purchase warrants and options.

Common Stock

Subject to preferences of any outstanding shares of preferred stock, holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock, our assets will be divided pro rata on a per share basis among the holders of our common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are validly issued, fully paid, and nonassessable, and the shares of common stock to be issued upon completion of this offering will be validly issued, fully paid, and nonassessable.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our Amended and Restated Bylaws require that only one-third of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting; provided, however that where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than one-third of the shares of such class or series or classes or series.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $.001 per share, having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. No preferred stock has yet been designated or issued, and we have no plans to issue any preferred stock at this time or in the near future.

Common Stock Purchase Warrants and Stock Options

There are currently outstanding warrants to purchase an aggregate of 200,000 shares of our common stock granted to a financial advisor on March 12, 2004 at an exercise price of $2.00 per share and options to purchase an aggregate of 225,000 shares granted to the principals of Crone Rozynko LLP on February 9, 2006 at an exercise price of $0.10 per share.

Potential Anti-takeover Effects

Certain provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Delaware law may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company.

Our Amended and Restated Certificate of Incorporation allows our board of directors to issue up to 5,000,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that our board of directors designates one or more series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our Amended and Restated Certificate of Incorporation may inhibit changes of control that are not approved by our board of directors. These provisions could limit the price that future investors might be willing to pay in the future for our Common Stock. This could have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of preferred stock could also effectively limit or dilute the voting power of our stockholders. Accordingly, such provisions of our Amended and Restated Certificate of Incorporation may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our stockholders.

We have available approximately 44 million authorized but unissued shares of our common stock available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including a future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management. As a result, our issuance of these shares could have an anti-takeover effect.

Finally, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an "interested stockholder" for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

Transfer Agent and Registrar

Our common shares are issued in registered form. Holladay Stock Transfer (telephone: 1-480-481-3940; facsimile: 1-480-481-3941) is the registrar and transfer agent for our common shares.

INTEREST OF NAMED EXPERTS AND COUNSEL

Two of the selling stockholders, Mark E. Crone and Alisande Rozynko, are principals of the Company’s legal counsel, Crone Rozynko LLP of San Francisco, California.

Other than described above, neither the Company’s legal counsel, Crone Rozynko LLP, nor the Company’s Independent Registered Public Accounting Firm, Webb & Company, P.A. and Jimmy C.H. Cheung & Co. have any interest in the Company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Delaware General Corporation Law and certain provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Amended and Restated Bylaws and to the statutory provisions.

Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director, to the fullest extent permitted by law. Our Amended and Restated Articles of Incorporation also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.

Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us. A stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

GENERAL

Teda Travel Group Inc., dba Network CN Inc. (“we” or the “Company”), is a Delaware corporation incorporated on September 10, 1993. The Company was originally incorporated under the name EC Capital Ltd. The Company is a reporting company pursuant to the Securities Exchange Act of 1934, as amended. In 2001, the Company’s name was changed to Acola Corp. (“Acola”) and the Company attempted to distribute an anti-cancer drug in Mexico. However, Acola was unable to secure sufficient capital to obtain the exclusive distribution rights to the drug and the venture failed. Acola did not engage in any significant operations after 2002.

In 2001, a group of Hong Kong hotel professionals, including members of the current management of the Company, together with Tianjin Teda International Hotels Development Limited, a corporation owned by the Tianjin provincial government and formed under the laws of the PRC and a joint venture partner of the Company (the “Company’s Joint Venture Partner”), formed Teda Travel Incorporated, a Florida corporation (“Teda Florida”), and its wholly owned subsidiary, NCN Group Limited, a British Virgin Islands Corporation (“NCN BVI”, formerly known as Teda Hotels Management Company Limited), for the purpose of establishing a premier nationwide hotel chain business throughout China. The Company’s Joint Venture Partner began its hotel management business in 1997.

On March 10, 2004, Teda Florida and NCN BVI entered into a Share Exchange Agreement with Acola. The Share Exchange Agreement set forth certain terms and conditions of the exchange by which the entire issued share capital of NCN BVI was transferred to Acola in exchange for approximately 95.86% of the issued share capital of Acola. The closing of the transaction occurred on March 12, 2004, and Acola became a subsidiary of Teda Florida. At that time, Teda Florida owned approximately 86% of the issued capital of Acola, approximately 9% of the capital was issued to certain consultants and the remaining capital was owned by Acola shareholders that were not parties to the Share Exchange Agreement. On the closing date, pursuant to the Share Exchange Agreement, all of Acola’s existing officers and directors, except Mr. James N. Baxter, resigned and all the directors of Teda Florida were elected on the Board of Acola. Mr. James N. Baxter resigned on March 30, 2004.

The Company amended its certificate of incorporation to change its name to Teda Travel Group Inc. on April 20, 2004. The Company intends to further amend its certificate of incorporation to change its name to Network CN Inc.

Prior to the share exchange, the Company had no material operations. The merger was accounted for as a recapitalization of NCN BVI, as the shareholders of NCN BVI acquired capital stock of the Company in a reverse acquisition. Accordingly, the assets and liabilities of NCN BVI were recorded at historical cost as this was a capital transaction, and the shares of common stock issued by the Company were reflected in the consolidated financial statements with retroactive effect, as if the Company had been the parent company from inception. The Company’s former year-end date was June 30 and currently assumes the year-end date of the acquirer of December 31.

On January 27, 2005, the Board of Directors of Teda Florida authorized the distribution of substantially all of the Company common stock it owns to Teda Florida’s shareholders. The record date for the distribution was January 29, 2005. Teda Florida has distributed an aggregate of 17,853,300 Company common stock, such that each shareholder on the record date was entitled to receive 0.717 shares of common stock of the Company for every share of Teda Florida common stock then held. Teda Florida retains the remaining 278 shares of the Company’s common stock.

The Company primarily earns its revenues through the provision of management services, including training and consulting services, to hotels and resorts in the People’s Republic of China (“the PRC”) through its two wholly-owned operating subsidiaries, NCN BVI, and NCN Group Management Limited (“NCN HK”, formerly known as Teda Hotels Management Limited, a Hong Kong corporation; and a 60%-owned subsidiary, NCN Landmark International Hotel Group Limited (“NCN Landmark”, formerly known as Landmark International Hotel Group Limited), acquired on November 8, 2004. The Company is currently headquartered in Hong Kong SAR, PRC.

Internet Address and Company SEC Filings

Our Internet address is www.ncnincorporated.com. This website links to our electronic SEC filings, including our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB, our current reports on Form 8-K, and any amendments to these reports. All such documents are available free of charge on our website as soon as practicable after filing.

HOTEL AND RESORT MANAGEMENT

The primary business of the Company is providing hotel and resort management services. The Company receives monthly management fees from hotels and resorts under management.

On November 8, 2004, we acquired a 60% equity interest in a hotel management company known as NCN Landmark International Hotel Group Limited (“NCN Landmark”, formerly known as Landmark International Hotel Group Limited), a company incorporated in the British Virgin Islands. NCN Landmark has therefore become a majority-owned subsidiary of the Company. As of June 30, 2006, the Company and its subsidiaries manage a portfolio of 17 hotels.

Hotels Under Management

The Company and its subsidiaries have contractual arrangements to manage an aggregate of 3,424 rooms in the following seventeen (17) hotel properties in the PRC:

Hotel Name	Rating	Number of Rooms
Mirage Hotel Urumqi	5-Star	338
Royal Seal Hotel, Changsha	5-Star	217
Landmark Hotel Yizhang	4-Star	69
Changsha Chengzi Hotel	3-Star	150
Hi-tech International Business Hotel, Xian	4-Star	286
Hunan Yongzhou Chinatown Shopping Centre	3-Star	130
Lingnan International Hotel, Guangxi	4-Star	310
Xihu International Hotel, Xian	4-Star	185
Changsha Shuangtian Hotel	4-Star	168
Tianjin Dagang Zhongtian Hotel	4-Star	180
Tianjin Zhonghao Hotel	5-Star	450
Dongguan Royal Bay Hotel	5-Star	280
Tianjin Foreign Traders International Club	5-Star	160
Hunan Yongzhou Blue Mountains Hotel	4-Star	150
Lanzhou Sapphire Hotel	4-Star	143
Beijing Shiteng Business Hotel	3-Star	100
Hebei Cangzhou Shenhua International Hotel	4-Star	108

Terms of our management agreements vary, but typically we earn a management fee, which comprises a base fee as a percentage of the gross sales revenues of the hotel, and an incentive management fee based on the gross operating profits of the hotel. Such agreements generally last for an initial term of 2 to 10 years. We are responsible for hiring, training and supervising the managers and employees required to operate the facilities and for purchasing supplies, for which we are reimbursed by the hotel owners.

As of May 31, 2006, the Company received all of its revenues from management of the above listed hotel and resort properties. Properties that we manage are regularly renovated to maintain their competitiveness. We believe that these ongoing refurbishment programs are adequate to preserve the competitive position and earning power of the hotels and properties. On June 16, 2006, the Company acquired 55% of Guangdong Tianma International Travel Co., Ltd. (“Tianma”), a travel agency headquartered in the Guangdong province of the PRC. Tianma’s revenue in 2005 exceeded $4.8 million (Hong Kong dollars). With the acquisition of this travel agency business, the Company expects a substantial increase in revenue on top of its traditional hotel management business.

Seasonality

Hotels under our management mainly cater to business-oriented travelers that generate higher revenue during the summer and autumn months because of increased number of conferences. During longer holidays like the Chinese New Year (around February each year) and National Celebration Days (October 1), our business tends to be slower, although we will market for leisure customers at preferred room rates. Therefore, any event that may disrupt travel patterns during the summer and autumn periods could have a material adverse effect on our annual performance and consequently our annual performance than if such events occurred in other periods. We cannot predict whether these trends will continue in the future.

2006 Business Plan

At the end of 2005, we reformulated our business plan for 2006. Our vision is to add value to our customers via a nationwide hotel network in mainland China. We seek to provide quality service and support to the hotels we manage in a way that enables them to increase their profitability.

Our primary objectives are to increase the number of hotels under our management mainly through acquisition of hotel management companies in the PRC, renew existing management contracts and add new hotels to our portfolio of managed properties through acquisitions.

We intend to build an Internet platform to provide a one-stop service to satisfy the needs of our customers, which include hotel owners and travelers. We intend to invest and develop businesses that would help build this network.

In February 2006, the Company raised $4,000,000 through a private placement of securities. We plan to use a majority of the proceeds to make acquisitions and enter into joint ventures. See “Management’s Description and Analysis of Results of Operations and Financial Condition” for more information about our private placement of securities. In addition to traditional hotel management services, we intend to diversify into other travel-related businesses, including travel agencies and car parking services. In pursuing this business direction, the Company is currently contemplating a number of such projects in mainland China.

We did not incur material research and development costs in 2004 or 2005 and do not anticipate incurring any such costs during the next 12 months.

MARKET OVERVIEW

Hotel and Travel Industry

During the last decade, China’s economy has consistently grown at a rate of 9 to 11 percent per year. China’s external trade reached $1,155 billion in 2004, up 36 percent over 2003, and ranked third in the global economy, following the United States and Germany. The hotel and travel industry has benefited tremendously from this economic upsurge and currently represents one of the largest and most promising markets. Over the next years, China’s travel and tourism is expected to achieve annualized real growth of 9.2 percent in total travel and tourism demand and 7.4 percent in total travel and tourism GDP.

For the first half of 2005, international tourist arrivals increased 13 percent to 58 million while the tourism foreign exchange sharply increased 21 percent to $14 billion, indicating healthy growth trends for the inbound tourism market. About 25 percent of inbound visitors to China are business travelers, which accounted for 43 percent of the total market worth: $5 billion of an estimated $11.7 billion market. The CNTA (China National Tourism Administration) has set the country’s 2005 tourism revenue target at 734 billion renminbi. It expects that 112 million foreign tourist will travel to China in 2005 generating foreign currency income of $26 billion.

The State Statistical Bureau estimates that the Olympic Games in Beijing in 2008 will add 0.3 percent to GDP every year from now to 2008. By 2020, the country aims to become the world’s top tourist destination, with more than 180 million arrivals and a target income from tourism to reach $400 billion or 8 percent of total GDP.

During the last three years, the private outbound market has shown robust growth trends due to more tourism destinations opening to Chinese residents and the country’s rapid economic development. In addition, an increasing number of outbound travelers can be expected with the growth of disposable incomes. Besides capturing additional market share within mainland China, any hotel group considering expansion may also stand to benefit from the increased brand awareness with this growing class of international travelers and the potential contribution from these outbound travelers to properties in other geographical markets.

An important aspect to consider in relation to tourism growth is the potential impact of the liberalization of China’s tourism industry. Under WTO guidelines, China has already started allowing foreign entities to take controlling stakes in travel agencies, with the first sino-foreign joint venture business travel service co-established by China International Travel Service Corporation (CITS) and American Express in January 2002. In addition, by 2006, wholly foreign-owned travel agencies will be allowed to operate in China.

Statistics from the 2005 China Hotel Industry Survey indicate that hotels managed by professional hotel companies perform better than those independently managed. Furthermore, the statistics indicate that international hotel management companies perform better than domestic management companies.

COMPETITION

We encounter strong competition in the hotel management business. There are over 10,000 star-rated hotels in China, with over 160 hotel management companies competing for business. These operators are primarily private management firms, but also include several large global chains that operate their own hotels and also franchise their brands, mostly in the upper-tier market. We believe that most of the hotel supply in China is branded, and most of such branded hotels sit within the first class and deluxe segment of the industry. Such segment is also highly fragmented with hotel management companies that are only active in their own city or province, with very limited capability to solicit contracts outside their city or province. We believe that chain affiliation will increase as local economies grow, as brand awareness is high in China and hotel owners seek the economies of centralized reservation systems and marketing programs. Management contracts are typically long-term in nature, but most allow the hotel owner to replace the management firm if certain financial or performance criteria are not met.

China has been a major boost in the improved economic performance in Asia, and many global hotel companies strive to establish a strong presence in the country. However, they are mostly geared towards the upper-end of the market, serving foreign travelers. While the Company manages a number of mid- to upper-tier hotels, with our established presence and reputation, we also aim to address the budget hotel market simultaneously, working to fill an important segment that such global brands find more difficult to penetrate.

ENVIRONMENTAL REGULATIONS

The Company’s operations are subject to various environmental regulations. Management believes that we have obtained all required material governmental approvals and permits necessary to operate our business. The costs of compliance with said regulations have not been material in the past and are not anticipated to be material in the future.

EMPLOYEES

As of June 30, 2006, the Company and its subsidiaries employed 25 full-time employees. Relationships with our employees are good.

DESCRIPTION OF PROPERTIES

The Company’s principal place of business is located at Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong. The office premises occupies approximately 2,000 square feet. The lease, through a related corporation, had recently been renewed for another year commencing on November 15, 2005 for a monthly rental of $4,565.

Two offices are maintained in Beijing, China: one is occupied by NCN Landmark, while the other one is occupied by a wholly-owned subsidiary of the Company, NCN (Beijing) Hotels Management Limited (“NCN BJ”). Tianma’s headquarters is located in Guangzhou, China.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION

CAUTIONARY STATEMENTS

This discussion and analysis should be read in conjunction with our audited financial statements and accompanying footnotes included in our Form10-KSB in which we disclosed our financial results for the years ended December 31, 2005 and 2004 and our Form 10-QSB in which we disclosed our financial results for the three months ended March 31, 2006 and 2005, and such other reports as we file from time to time with the SEC. The following discussion regarding the Company and its business and operations contains “forward-looking statements” within the meaning of Private Securities Litigation Reform Act 1995. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. In particular, these include statements relating to our expectation that we will continue to have adequate liquidity from cash flow from operations the other risks and uncertainties which are described above under “RISK FACTORS”. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements, including the risk factors discussed in this Report. The Company does not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by management of the Company over time means that actual events are bearing out as estimated in such forward looking statements.

OVERVIEW

Teda Travel Group Inc. (“we” or the “Company”) is a Delaware corporation incorporated on September 10, 1993. The Company was originally incorporated under the name EC Capital Ltd. The Company is a reporting company pursuant to the Securities Exchange Act of 1934, as amended. In 2001, the Company’s name was changed to Acola Corp. (“Acola”) and the Company attempted to distribute an anti-cancer drug in Mexico. However, Acola was unable to secure sufficient capital to obtain the exclusive distribution rights to the drug and the venture failed. Acola did not engage in any significant operations after 2002.

In 2001, a group of Hong Kong hotel professionals, including members of the current management of the Company, together with Tianjin Teda International Hotels Development Limited, a corporation owned by the Tianjin provincial government and formed under the laws of the People’s Republic of China and a joint venture partner of the Company (the “Company’s Joint Venture Partner”), formed Teda Travel Incorporated, a Florida corporation (“Teda Florida”), and its wholly owned subsidiary, NCN Group Limited, a British Virgin Islands Corporation (“NCN BVI”, formerly known as Teda Hotels Management Company Limited), for the purpose of establishing a premier nationwide hotel chain business throughout China. The Company’s Joint Venture Partner began its hotel management business in 1997.

On March 10, 2004, Teda Florida and NCN BVI entered into a Share Exchange Agreement with Acola. The Share Exchange Agreement set forth certain terms and conditions of the exchange by which the entire issued share capital of NCN BVI was transferred to Acola in exchange for approximately 95.86% of the issued share capital of Acola. The closing of the transaction occurred on March 12, 2004, and Acola became a subsidiary of Teda Florida. At that time, Teda Florida owned approximately 86% of the issued capital of

Acola, approximately 9% of the capital was issued to certain consultants and the remaining capital was owned by Acola shareholders that were not parties to the Share Exchange Agreement. On the closing date, pursuant to the Share Exchange Agreement, all of Acola's existing officers and directors, except Mr. James N. Baxter, resigned and all the directors of Teda Florida were elected on the Board of Acola. Mr. James N. Baxter resigned on March 30, 2004.

The Company amended its certificate of incorporation to change its name to Teda Travel Group Inc. on April 20, 2004.

Prior to the share exchange, the Company had no material operations. The merger was accounted for as a recapitalization of NCN BVI, as the shareholders of NCN BVI acquired capital stock of the Company in a reverse acquisition. Accordingly, the assets and liabilities of NCN BVI were recorded at historical cost as this was a capital transaction, and the shares of common stock issued by the Company were reflected in the consolidated financial statements with retroactive effect, as if the Company had been the parent company from inception. The Company’s former year-end date was June 30 and currently assumes the year-end date of the acquirer of December 31.

On January 27, 2005, the Board of Directors of Teda Florida authorized the distribution of substantially all of the Company common stock it owns to Teda Florida’s shareholders. The record date for the distribution was January 29, 2005. Teda Florida has distributed an aggregate of 17,853,300 Company common stock, such that each shareholder on the record date was entitled to receive 0.717 shares of common stock of the Company for every share of Teda Florida common stock then held. Teda Florida retains the remaining 278 shares of the Company’s common stock.

The Company primarily earns its revenues through the provision of management services, including training and consulting services, to hotels and resorts in the People’s Republic of China (“the PRC”) through its two wholly-owned operating subsidiaries, NCN BVI, and NCN Group Management Limited (“NCN HK”, formerly known as Teda Hotels Management Limited), a Hong Kong corporation; and a 60%-owned subsidiary, NCN Landmark International Hotel Group Limited (“NCN Landmark”, formerly known as Landmark International Hotel Group Limited), acquired on November 8, 2004. The Company is currently headquartered in Hong Kong SAR, People’s Republic of China.

CONSOLIDATED RESULTS OF OPERATIONS – QUARTERLY PERIODS ENDED MARCH 31, 2006 AND MARCH 31, 2005:

The following table presents certain consolidated statement of operations information. Financial information is presented for the three month period ended March 31, 2006 and March 31, 2005 (unaudited). Certain columns may not add due to rounding.

	2006	2005
Revenues, net	$189,262	$143,969
Expenses	$439,104	$728,006
Loss from Operations	$(249,842)	$(584,037)
Other Income (Expense)	$6,698	$(3,003)
Minority interest	$1,694	--
Income taxes	$7,373	$10,173
Net Loss from Continuing Operations	$(248,822)	$(597,213)
Net Loss from Discontinued Operations	--	$(66,565)
Total Net Loss	$(248,822)	$(663,778)

Revenues. Revenues for the period ended March 31, 2006 were $189,262 as compared to revenues of $143,969 for the same period last year, an increase of $45,293, or 31%. The increase was mainly due to the growth of the number of hotels under our management from 13 to 18 with the establishment of NCN BJ and NCN Landmark in late 2004. The impact of the additions of NCN BJ and NCN Landmark began to surface in the latter half of 2005, contributing to the increase in revenues in the three months ended March, 2006 as compared to that in the previous period.

Total Expenses. Our total expenses during the period ended March 31, 2006 were $439,104, compared to expenses of $728,006 for the same period in 2005, a decrease of $288,902, or 40%. The decrease was primarily attributable to by a material reduction in stock issued for services and was offset by increases in payroll and professional fees.

Stock Issued for Services. Stock issued for services for the period ended March 31, 2006 were $30,625 as compared to $389,250 for the period ended March 31, 2005, a sharp decrease of $358,625 or 92%. The significant cost for shares issued to consultants for media relations in the previous period was not repeated in the current period.

Payroll. Payroll for the period ended March 31, 2006 was $170,351 as compared to $108,024 for the period ended March 31, 2005, an increase of $62,327 or 58%. The increase was due to the addition of several employees including a President and a new CFO.

Other Selling, General and Administrative Expenses. Other selling, general and administrative expenses for the period ended March 31, 2006 were $176,948 as compared to $179,295 for the period ended March 31, 2005, a slight decrease of $2,347 or 1%.

Loss from Continuing Operations. The Company incurred a loss from operations of $249,842 for the period ended March 31, 2006 as compared to a loss of $584,037 in the previous period. The decrease in loss of $334,195 was mainly due to a sharp reduction in stock issued for services as explained above. The increase in payroll was to a large extent offset by the increase in revenue.

Income Taxes. The Company derives its hotel management income in the People's Republic of China and is subject to withholding tax in the People's Republic of China depending upon the province in which a particular hotel is located. Income tax expenses charged to the consolidated income statement for period ended March 31, 2006 was $7,372 as compared to $10,173 for the period ended March 31, 2005, a decrease of $2,801 or 28%. Though revenue increased in the first three months of 2006 as compared to that of 2005, the increase was primarily earned by NCN BJ which operated at a loss, hence no income tax was payable in respect of its revenue.

Loss from Discontinued Operations. The equity loss attributable to our interest in Yide of $66,565 for the period ended March 31, 2005 was reclassified as loss from discontinued operations as a result of the Company's loss of significant influence over Yide since October 1, 2005. With accounting treatment changed from equity method to cost method since October 1, 2005, there was no loss from discontinued operations in the current period.

Net Loss. The Company recorded a net loss of $248,822 as compared to a net loss of $663,778 for the same period last year, a decrease of $414,956 or 63%. That was mainly due to a reduction of $358,625 in stock issued for services, and the loss of $66,565 from discontinued operations did not recur in the current period.

CONSOLIDATED FINANCIAL CONDITION AS OF MARCH 31, 2006:

Liquidity and Capital Resources

The cash and cash equivalents as of March 31, 2006 was $4,783,812 as compared with $88,182 as of March 31, 2005, a sharp increase of $4,695,630 or 5,325%. The increase was attributable to the following activities:

Net cash utilized by operating activities as of March 31, 2006 was $313,525, an increase of $153,607 as compared with $159,918 in the same quarter of 2005. The net cash outflow was mainly attributable to a net loss of $248,822 and an increase of $183,057 in accounts receivable.

Net cash provided by investing activities for the period ended March 31, 2006 was $1,954,299, as compared to net cash used of $3,016 in the same quarter of 2005. The increase of $1,957,315 was mainly attributable to the receipt of $3,000,000 for the sale of Yide pending its completion, which was partly offset by the placing of a $1,038,461 earnest deposit for a prospective project.

Net cash provided by financing activities was $3,057,119 for the period ended March 31, 2006, compared with $184,374 in the same quarter of 2005. The increase was primarily attributable to a private placement that raised gross proceeds of $4,000,000, from which we paid investment banking fees in the amount of $400,000.

Capital Commitments

The Company does not have any significant capital commitments outstanding at March 31, 2006.

Working Capital Requirements

We had cash of $4,783,812 at March 31, 2006 and our current assets totaled $6,246,028. Our current liabilities at March 31, 2006 were $3,698,105, so we had working capital of $2,547,923. Our long-term liabilities as of March 31, 2006 were not material.

Our ability to pay operating expenses will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors, some of which are beyond our control. With working capital in excess of $2.5 million as of March 31, 2006, and given the current economic climate and market conditions, the Company does not foresee any liquidity problem in maintaining its day-to-day operations over the next 12 months.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

CONSOLIDATED RESULTS OF OPERATIONS – FISCAL YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004:

The following table presents certain consolidated statement of operations information. Financial information is presented for the 12-month period ended December 31, 2005 and December 31, 2004. Certain columns may not add due to rounding.

	2006	2005
Revenues, net	$$894,263	$$568,391
Expenses	$2,482,316	$4,253,353
Loss from Operations	$($1,588,053)	$($3,684,962)
Other Income (Expense)	$14,338	$(1,596)
Minority interest	$365	--
Income taxes	$(29,182)	$(37,024)
Net Loss from Continuing Operations	$($1,602,532)	$($3,723,582)
Net Loss from Discontinued Operations	($448,923)	$($792,815)
Total Net Loss	$($2,051,455)	$($4,516,397)

Revenue. Revenues for the fiscal year ended December 31, 2005 were $894,263 as compared to revenues of $568,391 for the previous fiscal year, an increase of $325,872, or 57%. The increase was primarily due to combination of the revenues of a subsidiary ("NCN Landmark") acquired on November 8, 2004, and of a wholly foreign-owned enterprise in Beijing ("NCN BJ") established in November 2004. NCN Landmark and NCN BJ generated additional hotel management income for the Company in 2005.

Total Expenses. Our material operating expenses consist primarily of payroll, professional fees, office rentals, overseas traveling and entertainment. Other material expenses included common stock issued for services and amortization of intangible license rights that arose in the acquisition of NCN Landmark. Our total expenses for 2005 were $2,482,316 as compared to total expenses in 2004 of $4,253,353, a decrease of $1,771,037, or 42%. The decrease was primarily attributable to significantly fewer shares of our common stock issued during the year for services. We incurred a non-recurring cost of stock issued for services and acquisition in 2004 that amounted to $3,523,473, principally related to the share exchange transaction which closed on March 12, 2004, together with stock issued to consultants of the Company during the year. In fiscal 2005 we recorded only $632,997 for shares issued for acquisitions and services rendered to the Company, primarily related to deferred stock compensation recognized during the year.

We paid higher professional fees in 2005 than we did in 2004, $445,452 compared to $221,716, and we had a higher payroll in 2005 than in 2004, $570,972 compared to $244,850. Our professional fees and payroll expenses increased due to the increase in the number of hotels under management following our acquisitions of NCN Landmark and NCN BJ.

Our other selling, general and administrative expenses for 2005 were $802,126 as compared to $232,545 in 2004, an increase of $569,581 or 245%. The increase was mainly due to increases in payroll, rental and traveling expenses in 2005 as compared to 2004, with the acquisition of NCN Landmark and establishment of NCN BJ in late 2004. Also included in other selling, general and administrative expenses was amortization of intangible license rights regarding the acquisition of NCN Landmark, which increased from $39,037 in 2004 to $234,216 in 2005. There was an increase of $195,179, or 500%. Since NCN Landmark was acquired in November 2004, amortization was only for two months in 2004 while for the full year in 2005.

Net loss from Continuing Operations. We had net loss from continuing operations in 2005 of $1,602,532 compared to a net loss of $3,723,582 for the previous fiscal year, a decrease of $2,121,050 or 57%. The decrease in net loss was primarily attributable to our increase in revenues as a result of the addition of hotels under management in 2005 and the reduction in costs recorded for stock issued for services in 2005 compared to 2004. Our increase in revenues was offset, however, by material increases in operating expenses, other than stock issued for services, as a result of the increase in hotels under management after the acquisition of NCN Landmark and the establishment of NCN BJ in late 2004.

Income tax. The Company derives its hotel management income in the People's Republic of China and is subject to withholding tax in the People's Republic of China depending upon the province in which a particular hotel is located. Income tax expenses charged to the consolidated income statement for 2005 were $29,182 as compared to $37,024 for the year ended December 31, 2004, a decrease of $7,842, or 21%. The reduction in income tax was mainly due to over-provision in 2004 which was reversed in 2005. Though revenues increased in 2005 as compared to 2004, the increase was primarily earned by NCN BJ which operated at a loss in 2005, hence no income tax was payable in respect of its revenue.

Discontinued Operations. There was a loss from discontinued operation attributable to our interest in Yide, our real estate joint venture, of $448,923 for 2005 as compared to an equity loss of $792,815 for the previous fiscal year, a decrease in loss of $343,892, or 43%. The loss attributable to our interest in Yide was less in 2005 than in 2004 primarily because the Company ceased to adopt the equity method to account for Yide subsequent to September 30, 2005. The Board agreed to sell our interest in Yide to a third party in December 2005 and anticipate that the sale will close in the second quarter of 2006. See “Material Subsequent Events” below for further information about the pending sale of our interest in Yide.

Net loss. We had a net loss in 2004 of $4,516,397. Our net loss in 2005 was $2,051,455, which is a reduction of $2,464,942, or 55%, from 2004. The reduction in net loss was primarily a result of a $325,872, or 57%, increase in revenues from year to year, as well as a $2,890,476, or 82%, reduction in stock issued for services in 2005 compared to 2004. The reduction in loss was offset, however, by a $1,119,439, or 160%, increase in our professional fees, payroll fees and other selling, general and administrative expenses in 2005 compare to 2004.

CONSOLIDATED FINANCIAL CONDITION AS OF DECEMBER 31, 2005:

Liquidity and Capital Resources

Cash Provided by and Used in Operations

During 2005 we continued to incur a net cash outflow from operations. Our net cash used in operating activities was $256,517 in 2005. We made up the shortfall in operating cash in 2005 by generating $282,722 in net cash from our financing activities, including loans from our principal shareholder, Magnolia Group Holdings Limited. All loans outstanding at December 31, 2005 had been subsequently repaid in the first quarter of 2006, and the Company is currently debt-free. Our current liabilities, which include the amounts due to related parties as well as accounts payable, totaled $1,298,003 at December 31, 2005. Our long-term liabilities as of December 31, 2005 were not material.

Our ability to pay operating expenses will depend upon our future operating performance, which will be subject to economic, financial, competitive and other factors, some of which are beyond our control. Given the current economic climate and market conditions, however, and underpinned by the cash raised through issuance of new shares in February 2006, the Company does not foresee any liquidity problem in maintaining its day-to-day operations.

Working Capital Requirements

We had cash of $85,919 at December 31, 2005 and our current assets totaled $408,872. Our current liabilities at December 31, 2005 were $1,298,003, so we had negative working capital of $889,131. In order to increase our working capital, in late December 2005, our Board agreed to the sale of Yide to Far Coast Asia Limited, a third party, for a cash consideration of $3 million. A deposit of $800,000 in respect of the sale was received by the Company in January 2006. A balance payment of $2,200,000 was also received in late March 2006.

Completion of the sale, however, is dependent on obtaining the consent of the joint venture partner of Yide and other relevant PRC government approvals. The Company is in the process of getting such consent and approvals. The sale is expected to be completed in the second quarter of 2006, and, if completed under the current terms, management anticipates that a profit of approximately $580,000 will be realized upon completion of the sale. We cannot provide any assurances that such sale will be completed under the current terms, if at all.

In addition, we completed a $4,000,000 offering of our common stock in the first quarter of 2006, from the proceeds of which we paid an investment banking fee of $400,000. We do not have any credit facilities with financial institutions and do not foresee arranging one in the immediate future. We have no material long-term debt company and therefore have no material financial obligations. Loans from our shareholder that are shown on our balance sheet at December 31, 2005, were fully repaid in the first quarter of 2006.

Management believes that funds generated by the sale of Yide and the offering of our common stock, together with anticipated cash flows from operations, will be adequate in providing working capital to the Company for the next 12 months. We cannot assure you that financing alternatives will be available to us in the future to support our working capital requirements should they be needed.

Fluctuations in the values of hotel real estate generally have little impact on the overall results of our business because (1) we do not own the hotels that we manage; (2) management fees are generally based upon hotel revenues and profits versus current hotel property values; and (3) our management agreements generally do not terminate upon hotel sale.

Capital Expenditures

We also continue to seek opportunities to enter new markets, increase market share or broaden service offerings through acquisitions. During 2005, we acquired property, plant and equipment of $7,028 which was financed through working capital. We have no significant capital expenditure commitments outstanding at December 31, 2005 and we do not foresee a major outlay for capital expenditures and other reasonably likely cash requirements apart from those arising from its day-to-day operations. The Company plans to grow by acquisitions and joint ventures in 2006, which will be financed by the approximately $6.6 million in cash raised in the first quarter of 2006. Further funding exercises such as issuing new shares to, or forming joint ventures with strategic investors will be considered when the need arises. Currently the Company has no plans to issue new shares.

MATERIAL SUBSEQUENT EVENTS

On April 29, 2006, the Company completed sale of all of its ownership interest in the joint venture Tianjin Teda Yide Industrial Company Limited (f/k/a Tianjin Yide Real Estate Co., Ltd) (“Yide”) pursuant to an Agreement for the Purchase and Sale of Stock (the “Agreement”) with Far Coast Asia Limited (“Far Coast”).  The Company owned 35% of the outstanding capital of Yide. From the date of the acquisition of Yide in January 2002, Yide was accounted for in the books of the Company as an affiliate using the equity method of accounting. However, in October 2005 the Company determined that the failure to obtain financial information from Yide resulted in the loss of significant influence under the equity method and the Company accounted for its investment from October 1, 2005 to December 31, 2005 under the cost method.

Pursuant to the terms of the Agreement, Far Coast paid the Company a deposit of $800,000 in respect of the sale in January 2006 and a balance payment of $2.2 million was paid at the closing of the transaction. Far Coast and its affiliated entities have no prior relationship to the Company and its affiliated entities.

On June 16, 2006, the Company acquired 55% of Guangdong Tianma International Travel Co., Ltd. (“Tianma”), a travel agency headquartered in the Guangdong province of the PRC. The Company paid the seller HK$6.5 million in cash (which was approximately US$812,000 as of June 16, 2006) and issued to him 362,500 shares of the Company’s common stock in exchange for 55% of the shares of capital stock of Tianma. Tianma’s revenue in 2005 exceeded $4.8 million. The cash portion of the purchase price was paid from working capital of the Company. The shares of Company common stock issued to the Seller were not registered with the SEC and are restricted securities. The issuance of such shares was made subject to an exemption from registration with the SEC provided by Section 4(2) of the Securities Act of 1933, as amended.

Appointment of principal officers

Effective March 23, 2006 Godfrey Hui Chin Tong resigned as Chief Financial Officer of the Company. Mr. Hui, Chief Executive Officer, acted as interim Chief Financial Officer until the appointment of Mr. Daley Mok.

On March 23, 2006 the board of directors of the Company appointed Benedict Fung as the President of the Company and Daley Mok as the Chief Financial Officer and Principal Accounting Officer of the Company.

On June 27, 2006 the board of directors of the Company appointed Daniel Kuen Kwok So as the Managing Director of the Company and Stanley Chu as the General Manager of the Company.

OFF-BALANCE SHEET ARRANGEMENTS

We do no have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

CRITICAL ACCOUNTING POLICIES

The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including but not limited to those related to income taxes and impairment of long-lived assets. We base our estimates on historical experience and on various other assumptions and factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Based on our ongoing review, we plan to make adjustments to our judgments and estimates where facts and circumstances dictate. Actual results could differ from our estimates.

We believe the following critical accounting policies are important to the portrayal of our financial condition and results and require our management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

(i) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets from three to thirty nine years. Repairs and maintenance on property and equipment are expensed as incurred.

(ii) Revenue Recognition

The Company recognizes hotel and resort management service fees in the period when the services are rendered and earned, and collection is reasonably assured.

(iii) Foreign Currency Translation

The Company's assets and liabilities that are denominated in foreign currencies are translated into the currency of United States dollars using the exchange rates at the balance sheet date. For revenues and expenses, the average exchange rate during the year was used to translate Hong Kong dollars and Chinese renminbi into United States dollars. The translation gains and losses resulting from changes in the exchange rate are charged or credited directly to the stockholders' equity section of the balance sheet when material. All realized and unrealized transaction gains and losses are included in the determination of income in the period in which they occur. Translation and transaction gains and losses are included in the statement of operations because they are not material as of December 31, 2005 or March 31, 2006.

(iv) Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment" ("SFAS 123R"), a revision to SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), and superseding APB Opinion No. 25 "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company does not expect the adoption of this statement will have any material impact on its results of operations or financial position.

(v) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(vi) Long-Lived Assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 "Accounting for Goodwill and Other Intangible Assets" and "Accounting for Impairment or Disposal of Long-Lived Assets" ("SFAS No. 142 and 144"). In accordance with SFAS No. 142 and 144, long-lived assets, goodwill and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, goodwill and intangible assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets.

IMPACT OF FUTURE ADOPTION OF ACCOUNTING STANDARDS

FAS No. 123 (revised 2004), "Share-Based Payment"

In December 2004, the FASB issued FAS No. 123 (revised 2004), "Share-Based Payment" ("FAS No. 123R"), which is a revision of FAS No. 123, "Accounting for Stock-Based Compensation." FAS No. 123R supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FAS No. 95, "Statement of Cash Flows." We will adopt FAS No. 123R at the beginning of our 2005 first quarter. FAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recorded as an expense based on their fair values. The grant-date fair value of employee share options and similar instruments will be estimated using an option-pricing model adjusted for any unique characteristics of a particular instrument. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

We cannot currently estimate that adoption of FAS No. 123R on the expense since we have no share-based payment compensation plans at this moment.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stockbased employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The adoption of SFAS No. 148 did not have a material effect on the net loss of the Company.

SFAS No. 151, 152, 153, 154, 155, 156 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2002, we acquired a 35% interest in a real estate joint venture by the name of Tianjin Teda Yide Industrial Company Limited (“Yide”, formerly Tianjin Yide Real Estate Company Limited), a People’s Republic of China corporation (the “Real Estate Joint Venture”). The Company’s joint venture partner is Tianjin Teda International Hotels Development Company Limited, a corporation owned by the Tianjin provincial government and formed under the laws of the People’s Republic of China (the “Company’s Joint Venture Partner”), which joint venture partner is the beneficial owner of 4.0% of the Company through Teda Hotel Management Pte Limited, a limited corporation formed in Singapore.  In early 2005, our Board of Directors discussed selling our interest in Yide. A sale of Yide to a third party for $3 million was approved by a majority of our Board of Directors in December 2005. On February 6, 2006, stockholders who beneficially own in the aggregate 11,865,859 shares, or approximately 54.17% of our issued and outstanding common stock, consented in writing to the sale of Yide. On April 29, 2006, we completed the sale of all of its ownership interest in Yide pursuant to an Agreement for the Purchase and Sale of Stock (the "Agreement") with Far Coast. Far Coast paid Registrant a deposit of US $800,000 in respect of the sale in January 2006 and a balance payment of US $2.2 million was paid on March 31, 2006 (the "Purchase Price"). The Purchase Price was paid to the Company in Hong Kong dollars. Far Coast and its affiliated entities have no prior relationship to the Company and its affiliated entities.

During the fiscal year ended December 31, 2005, the Company paid $30,769 to New Nature Development Limited (“New Nature”) for hotel management consulting services. Godfrey Chin Tong Hui, a Director and the Chief Executive Officer of the Company, owns 50% of the issued and outstanding common stock of New Nature Development Limited (“New Nature”). New Nature owns 539,290 shares of the Company’s common stock, or slightly less than 1% of the total issued common stock of the Company subsequent to the February 2006 private placement. Mr. Hui also owns 1% of the issued and outstanding shares of, and is a director of, Magnolia Group Holdings Limited (“Magnolia”). Magnolia owns 9,156,360 shares of the Company’s common stock, or 16.6% of the Company.

During the fiscal years ended December 31, 2005 and 2004, the Company received $448,027 and $461,323, which accounted for 50% and 81% of total revenues, respectively, from two properties managed by the Company that are owned by the Company’s Joint Venture Partner.

During the years ended December 31, 2005 and 2004, the Company paid rent of $34,743 and $35,344 respectively for office premises leased from a director and stockholder.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the National Association of Securities Dealers OTC Bulletin Board under the symbol "TTVL.OB". As of June 30, 2006, the Company had approximately 140 holders of record. Presented below is the high and low bid information of the Company's common stock for the periods indicated.

OTC Bulletin Board (1) (2)
QUARTER ENDED:	COMMON STOCK MARKET PRICE
	HIGH	LOW

June 2006	$0.63	$0.15
March 2006	$0.29	$0.09

December 2005	$0.35	$0.12
September 2005	$0.85	$0.21
June 2005	$1.75	$0.71
March 2005	$4.75	$1.30

December 2004	$4.00	$1.80
September 2004	$6.00	$0.60
June 2004	$6.00	$1.75
March 2004	$4.80	$1.20

(1)	Our common stock began being quoted for trading officially under the symbol "TTVL.OB" on the OTC Bulletin Board in May, 2004.

(2)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Our common shares are issued in registered form. Holladay Stock Transfer (telephone: 1-480-481-3940; facsimile: 1-480-481-3941) is the registrar and transfer agent for our common shares.

Dividends and Dividend Policy

The Company has not declared any dividends since incorporation and does not anticipate doing so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

SEC “Penny Stock” Rules

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2006 with respect to compensation plans, under which securities are authorized for issuance, aggregated as to (i) compensation plans previously approved by stockholders, and (ii) compensation plans not previously approved by stockholders.

[UPDATE TABLE}

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
Equity compensation plans approved by security holders	-	-	2,505,000(1)
Equity compensation plans not approved by security holders	425,000 (2)(3)	$0.99	-
Total	425,000 (2)(3)	$0.99	2,505,000 (1)
(1)

We have reserved 3,000,000 shares for issuance under our 2004 Stock Incentive Plan, 2,505,000 of which are still available for issuance. Management does not believe that any options, warrants or other rights have been issued under the plan, however, 495,000 shares of common stock were issued under the plan in 2004. See "Securities Authorized for Issuance under Equity Compensation Plans" for more information about the plan.

(2)

Of these options, warrants and rights, options to purchase 225,000 shares of common stock were granted to our legal counsel with an exercise price equal to $0.10 per share. We agreed to register the shares underlying the options in our next registration statement. So long as our counsel's relationship with us continues, the shares underlying the option shall vest and become exercisable in accordance with the following schedule: one-twelfth (1/12) of the shares subject to the option shall vest and become exercisable on each month anniversary of date of issuance.

The option may be exercised for 120 days after termination of the consulting relationship. This option was not issued under our 2004 Stock Incentive Plan.
(3)

Of these options, warrants and rights, a warrant to purchase 200,000 shares of common stock was granted to a financial advisor on March 12, 2004 with an exercise price equal to $2.00 per share. The warrant may be exercised at any time until March 12, 2009. We agreed to register the shares underlying the warrant in our next registration statement. This warrant was not issued under our 2004 Stock Incentive Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

In April 2004, our Board of Directors and holders of a majority of our then outstanding common stock authorized and approved the 2004 Stock Incentive Plan. The purpose of the plan is to promote the best interests of the Company and its stockholders by providing a means of non-cash remuneration to selected eligible participants who contribute most to the operating progress and earning power of the Company and to provide incentives to employees and directors by offering them an opportunity to acquire a proprietary interest in the Company.

Under the plan, we have reserved a total of 3,000,000 shares of our common stock for issuance upon exercise of incentive and non-qualified stock options, stock bonuses and rights to purchase awarded from time-to-time, to our officers, directors, employees and consultants. As of December 31, 2005, 495,000 shares were issued under the plan to a financial advisor and no options, warrants or other rights have been granted or are outstanding under the plan. A registration statement on Form S-8 was filed with the SEC with respect to 2,000,000 of the shares of common stock issuable under the plan on April 22, 2004 (SEC File No. 333-114644).

The plan is currently administered by our Board of Directors. Under the plan, the Board determines which of our employees, officers, directors and consultants are to be granted awards, as well as the material terms of each award, including whether options are to be incentive stock options or non-qualified stock options.

Subject to the provisions of the plan, and the Internal Revenue Code with respect to incentive stock options, the Board determines who shall receive awards, the number of shares of common stock that may be purchased under the awards, the time and manner of exercise of options and exercise prices. At its discretion, the Board also determines the form of consideration to be received upon exercise and may permit the exercise price of options granted under the plan to be paid in whole or in part with previously acquired shares and/or the surrender of options. The term of options granted under the plan may not exceed ten years, or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options may not be less than 100% of the fair market value of our common stock at the time the option is granted. However, incentive stock options granted to a 10% holder of our voting stock may not be exercisable at less than 110% of the fair market value of our common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 85% of the fair market value of our common stock on the date of grant.

EXECUTIVE COMPENSATION

The following table summarizes all compensation paid by the Company in each of the last three fiscal years to the Company's Chief Executive Officer. None of the Company's other executive officers currently serving as such had annual compensation exceeded $100,000 (U.S.) in any of the last three fiscal years.

Name and Principal Position	Annual Compensation (all in $U.S.)				Long Term Compensation
	Year	Salary	Bonus	Other	Pension
Godfrey Chin Tong Hui, Chief Executive Officer	2005	76,923	57,692	16,923 (1)	1,538 (2)
	2004	76,923	57,692	10,030 (1)	1,538 (2)
	2003	76,923	6,410	11,636 (1)	1,538 (2)

(1)	Tax allowance paid by the Company for personal income taxes on behalf of the individual.
(2)	Contribution paid by the Company into a mandatory pension fund for the benefit of the individual.

The President, Mr. Fung, and the Chief Financial Officer, Mr. Mok, were appointed in 2006, and were not serving as executive officers of the Company at the end of 2005. No deferred compensation or long-term incentive plan awards were issued or granted to the Company's management during the years ended December 31, 2005, 2004 or 2003. No employee, director, or executive officer has been granted any option or stock appreciation rights.

Director and Executive Officer Compensation

The Company has no current plans to pay compensation to any director. The compensation for executive officers includes salary, bonus and pension.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Our Chief Financial Officer, Mr. Mok, is party to an employment agreement with our subsidiary Teda Hotels Management Limited, dated January 3, 2006, whereby Mr. Mok serves as the Chief Financial Officer of such subsidiary. The agreement does not contain a definitive termination date and is terminable by Teda Hotels Management Limited on one months notice. Mr. Mok is entitled to a monthly salary of HK$50,000 and is eligible to be paid bonuses, from time to time, at the discretion of Teda Hotels Management Limited's Board of Directors, of cash, stock or other valid form of compensation. Mr. Mok is also eligible to receive 50,000 shares of common stock of the Company following each of his first two full years of employment.

Our President, Mr. Fung, is also party to an employment agreement with our subsidiary Teda Hotels Management Limited, dated January 3, 2006, whereby Mr. Fung serves as the President – Corporate Development of such subsidiary. The agreement does not contain a definitive termination date and is terminable by Teda Hotels Management Limited on one months notice. Mr. Fung is entitled to a monthly salary of HK$40,000 and is eligible to be paid bonuses, from time to time, at the discretion of Teda Hotels Management Limited's Board of Directors, of cash, stock or other valid form of compensation. Mr. Fung is also eligible to receive 60,000 shares of common stock of the Company following each of his first two full years of employment.

Other than as described above, we have no employment contracts, compensatory plans or arrangements, including payments to be received from the Company, with respect to any director or executive officer of the Company which would in any way result in payments to any such person because of his resignation, retirement or other termination of employment with the Company, any change in control of the Company, or a change in the person's responsibilities following a change in control of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes to or disagreements with our accountants that are required to be disclosed.

LEGAL MATTERS

The legality of the securities offered by this prospectus was originally passed upon for us by Crone Rozynko LLP, San Francisco, California. Members of Crone Rozynko LLP and their affiliates beneficially own an option to purchase up to 225,000 shares of our common stock, which shares are included in the shares being registered in this registration statement.

EXPERTS

The consolidated financial statements of Teda Travel Group Inc. as of December 31, 2005 and 2004, respectively, and for each of the two years then ended appearing in this prospectus and registration statement have been audited by Webb & Company, P.A., Independent Registered Public Accounting Firm, and Jimmy C.H. Cheung & Co., Certified Public Accountants, Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, and other materials we file with the SEC, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago,

Illinois 60661, Woolworth Building, 233 Broadway New York, New York, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. We do not currently file periodic reports with the SEC; however, following the effective date of the registration statement relating to this prospectus, we will become a reporting company and will file annual, quarterly and current reports, and other information with the SEC. Copies of all of our filings with the SEC may be viewed on the SEC’s Internet web site at http://www.sec.gov.

For so long as we are a reporting company, we will be required to file annual reports with the SEC, containing audited financial statements. However, unless we register our common stock under Section 12(g) of the Exchange Act, we will not be required to deliver an annual report containing audited financial statements to security holders. We currently have no plans to register our common stock under Section 12(g) of the Exchange Act. If we are not required to deliver an annual report to security holders, we do not intend to voluntarily deliver annual reports to security holders containing audited financial statements.

APPENDIX A

Teda Travel Group Inc.

Index to Consolidated Financial Statements (Unadudited)

Consolidated Balance Sheet as of March 31, 2006	A-2

Consolidated Statements of Operations – Three Months Ended March 31, 2006 and 2005	A-3

Consolidated Statements Cash Flows – Three Months Ended March 31, 2006 and 2005	A-4

Notes to Consolidated Financial Statements.	A-5

TEDA TRAVEL GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2006

(UNAUDITED)

Current Assets
Cash	$4,783,812
Accounts receivable, net	324,874
Earnest deposit	1,038,461
Prepaid expenses and other current assets	98,881
Total Current Assets	$6,246,028
Property and Equipment, Net	$32,466
Other Assets
Intangible license rights, net	370,860
Investment held for discontinued operations	2,420,130
Total Other Assets	$2,790,990
Total Assets	$9,069,484
Current Liabilities
Accounts payable and accrued expenses	$583,294
Deposit received	3,000,000
Capital lease payable	9,359
Due to related parties	105,452
Total Current Liabilities	$3,698,105
Long-term Liabilities
Capital lease payable	$780
Total Long-Term Liabilities	$780
Total Liabilities	$3,698,885

Stockholders’ Equity
Preferred Stock, $0.001 par value, 5,000,000 shares	$-
none issued and outstanding
Common Stock, $0.001 par value, 100,000,000 shares
55,180,218 shares issued and outstanding	55,180
Additional paid-in capital	11,653,745
Deferred stock compensation	(35,730)
Accumulated deficit	(6,302,596)
Total Stockholders’ Equity	$5,370,599

Total Liabilities and Stockholders’ Equity	$9,069,484

See accompanying notes to condensed consolidated financial statements.

TEDA TRAVEL GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(UNAUDITED)

	2006	2005
Revenue, Net	$189,262	$143,969

Expenses
Stock issued for services	$30,625	$389,250
Professional fees	61,180	43,745
Payroll	170,351	108,024
Management fees	-	7,692
Other selling, general & admin.	176,948	179,295
Total Expenses	$439,104	$728,006

Loss from Operations	$(249,842)	$(584,037)
Other Income (Expenses)
Interest income	$6,698	$-
Other income (expenses)	-	(3,003)
Total Other Income (Expenses)	$6,698	$(3,003)

Loss Before Income Taxes and Minority Interest	$(243,144)	$(587,040)
Minority interest	1,694	-
Income taxes	7,372	10,173
Net Loss From Continuing Operations	$(248,822)	$(597,213)

Discontinued Operations
Loss from discontinued operation	-	(66,565)

Net Loss	$(248,822)	$(663,778)

Net Loss per Common Share - Basic
Loss per common share from continuing operations	$(0.01)	$(0.03)
Loss per common share from discontinued operations	-	-
Net loss per common share - basic	$(0.01)	$(0.03)
Weighted Average Shares Outsanding - Basic	33,698,739	21,667,885

Net Loss per Common Share - Diluted
Loss per common share from continuing operations	$(0.01)	$(0.03)
Loss per common share from discontinued operations	-	-
Net loss per common share - diluted	$(0.01)	$(0.03)
Weighted Average Shares Outsanding - Diluted	33,698,739	21,667,885

 See accompanying notes to condensed consolidated financial statements.

 TEDA TRAVEL GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(UNAUDITED)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(248,822)	$(663,778)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	64,515	63,840
Stock issued for services	30,625	389,250
Provision for bad debts	3,927	-
Earning in affiliate - Discontinued Operations	-	66,565
Minority interest	(1,694)	-
(Increase) decrease in :
Prepaid expenses	40,326	(105,647)
Accounts receivable	(183,057)	24,719
(Increase) decrease in :
Accounts payable and accrued expenses	(19,149)	65,133
Tax payable	(196)	-
Net Cash Used in Operating Activities	$(313,525)	$(159,918)

CASH FLOWS FROM INVESTING ACTIVITIES:
Earnest deposit paid	$(1,038,461)	-
Deposit received for sale of investment	3,000,000	-
Purchase of property and equipment	(7,240)	$(3,016)
Net Cash Used in Investing Activities	$1,954,299	$(3,016)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from related parties	$(533,678)	$(2,769)
Due from directors	(6,863)	(5,669)
Proceeds from private placement	3,600,000	-
Loan from affiliate	-	195,152
Payments on capital leases	(2,340)	(2,340)
Net Cash Provided by Financing Activities	$3,057,119	$184,374

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$4,697,893	$21,440

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	85,919	66,742

CASH AND CASH EQUIVALENTS - END OF PERIOD	$4,783,812	$88,182

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$3,429	$-

See accompanying notes to condensed consolidated financial statements.

TEDA TRAVEL GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2006

(UNAUDITED)

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the consolidated financial statements and footnotes included in the Company’s Form 10-KSB for the year ended December 31, 2005 filed with the Commission on April 17, 2006.

(A) Nature of Operations and Organization

Teda Travel Group Inc. and subsidiaries (the “Company”) include:

•	Teda Travel Group Inc.
•	Teda Hotels Management Company Limited (“Teda BVI”, a wholly owned subsidiary incorporated in the British Virgin Islands on June 23, 2001)
•	Teda Hotels Management Limited (“Teda HK”, a wholly owned subsidiary of Teda BVI incorporated in Hong Kong on July 28, 2000)
•	Teda (Beijing) Hotels Management Limited (“Teda BJ”, a wholly owned subsidiary of Teda BVI incorporated in the People’s Republic of China in November 2004)
•	Landmark International Hotel Group Limited (“Landmark”, a 60% owned subsidiary of Teda BVI that was incorporated in the British Virgin Islands on August 17, 2004); and
•	Landmark International Hotel Development Limited (“Landmark Development”, a 51% owned subsidiary of Landmark incorporated in the British Virgin Islands on October 7, 2005)

The Company provides management services to hotels and resorts located in China, and invests in real estate through its joint venture in China.

(B) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Teda Travel Group Inc. from the date of merger, Teda BVI and its two wholly owned subsidiaries Teda HK and Teda BJ, together with Teda BVI’s 60% owned subsidiary Landmark, and Landmark’s 51% owned subsidiary Landmark Development from October 7, 2005. The Company also accounts for Teda HK’s 35% investment in a sino-foreign joint venture in the People’s Republic of China using the equity method until September 30, 2005 (See Note 2).

All significant intercompany transactions and balances have been eliminated in consolidation.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimate

(D) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(E) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings per Share.”  As of March 31, 2006 and 2005, there were 225,000 and 0 common share equivalents outstanding, the effect of which was anti dilutive and not included in the calculation of dilutive loss per share.

(F) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”).  Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(G) New Pronouncements

SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Corrections, was issued in May 2005 and replaces APB Opinion No. 20 and SFAS No. 3 (“SFAS 3”).  SFAS No. 154 requires retrospective application for voluntary changes in accounting principle in most instances and is required to be applied to all accounting changes made in fiscal years beginning after December 15, 2005.  The Company’s expected April 1, 2006 adoption of SFAS No. 154 is not expected to have a material impact on the Company’s consolidated financial condition or results of operations.

NOTE 2    INVESTMENT HELD FOR DISCONTINUED OPERATIONS

In January 2002, the Company acquired a 35% equity interest in a real estate joint venture by the name of Tianjin Teda Yide Industrial Company Limited (“Yide”, formerly Tianjin Yide Real Estate Company Limited), a People’s Republic of China corporation, for $3,610,460. Yide is involved in the development of a mixed-use complex, with residential units for resale, clubhouse, a 115-room hotel, three restaurants and conference facilities.

With equity holding over 20%, the Company had presumed that it had significant influence over Yide. Madam Zhi Ying Chang (“Madam Chang”), who is a Director of the Company, also serves as the Group General Manager of the 65% joint venture partner, Tianjin Teda International Hotels Development Company Limited. Therefore, since acquisition, Yide accounted for in the books of the Company as an associate using the equity method of accounting.

During 2004 and 2005, the Company investigated methods to finance its proposed projects. Toward the end of the third quarter of 2005, the Board of Directors discussed selling the interest in Yide. However, one of our Directors, Madam Chang, who also serves as the Group General Manager of the other joint venture partner of Yide, objected to the sale transaction. Around the same time, Yide failed to provide its financial information to the Company in a timely manner.

In late December, 2005, our Board of Directors approved the sale of Yide to Far Coast Asia Limited, a third party (“Far Coast”), for $3,000,000. On February 6, 2006, stockholders who beneficially own in the aggregate 11,865,859 shares, or approximately 54.17% of our issued and outstanding common stock, consented in writing to the sale of Yide. A Preliminary Information Statement and a Definitive Information Statement was filed with the SEC on March 9, 2006 and March 29, 2006 respectively.

On April 29, 2006, Registrant completed the sale of all of its ownership interest in Yide pursuant to an Agreement for the Purchase and Sale of Stock (the “Agreement”) with Far Coast. Far Coast paid Registrant a deposit of US $800,000 in respect of the sale in January 2006 and a balance payment of US $2.2 million was paid on March 31, 2006 (the “Purchase Price”). The Purchase Price was paid to the Registrant in Hong Kong dollars. Far Coast and its affiliated entities have no prior relationship to Registrant and its affiliated entities. A copy of the Agreement for the Purchase and Sale of Stock was filed as Exhibit 2.1 to the Registrant’s Form 8-K filed with the Commission on January 5, 2006. The completion of the sale was disclosed in Registrant's Form 8-K filed with the United States Securities and Exchange Commission on May 4, 2006.

In accordance with FASB Interpretation No. 35 (FIN 35), the use of the equity method of accounting for the investment is required if the investor has the ability to exercise significant influence over the operating & financial policies of the investee. However, FIN 35 provides examples where significant influence may not exist. Specifically, paragraphs 3 & 4 of FIN 35 says that “Evidence that an investor owning 20 percent or more of the voting stock ... may be unable to exercise significant influence ... requires an evaluation of all the facts & circumstances relating to the investment. The presumption that the investor has the ability to exercise significant influence stands ... until overcome by predominant evidence to the contrary.” Management has determined that the failure by the Company to obtain financial information has resulted in the loss of significant influence under the equity method. As such, the use of the equity method is therefore no longer appropriate and the Company is accounting for its investment from October 1, 2005 to April 29, 2006, the date of completion of the sale, under the cost method.

NOTE 3	DUE TO RELATED PARTIES

Due to related parties at March 31, 2006 consists of the following:

Due to a stockholder and director	$100,000
Due to a company owned by a stockholder and director regarding office rentals (See Note 9)	5,452

$105,452

NOTE 4     RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2006 and 2005, the Company received management revenue of $105,855 and $100,581 respectively from two properties it manages that are owned by a stockholder.

During the three months ended Mach 31, 2006 and 2005, the Company paid rent of $13,548 and $8,824 respectively for office premises leased from a director and stockholder.

During the three months ended March 31, 2006, the Company fully repaid $554,402 due to a stockholder as of December 31, 2005.

During the three months ended March 31, 2006, the Company fully repaid $77,333 due to a stockholder and director as of December 31, 2005.

NOTE 5     BUSINESS SEGMENTS

The Company has two operating segments. Each segment operates exclusively in Asia. The Company’s Property Management segment provides management services to hotels and resorts in Asia. The Real Estate Investment segment invests in real estate development projects. The accounting policies of the segments are the same as described in the summary of significant accounting policies. There are no inter-segment sales.

For the Three Months Ended March 31, 2006	Property Management	Real Estate Investments	Total

Revenue	$189,262	$-	$189,262

Net loss from continuing operations	(248,822)	-	(248,822)

Depreciation and amortization	64,515	-	64,515

Assets	6,649,354	2,420,130	9,069,484

Capital Expenditure	7,240	-	7,240

For the Three Months Ended March 31, 2005	Property Management	Real Estate Investments	Total

Revenue	$143,969	$-	$143,969

Net loss	(597,213)	(66,565)	(663,778)

Depreciation and amortization	63,840	-	63,840

Assets	1,100,750	2,802,488	3,903,238

Capital Expenditure	3,016	-	3,016

NOTE 6     STOCKHOLDERS' EQUITY

(A) We completed a $4,000,000 offering of our common stock in February of 2006, from the proceeds of which we paid an investment banking fee of $400,000. We issued 33,333,333 shares of common stock in the offering.

(B) We also issued an option to purchase up to 225,000 shares of our common stock to our legal counsel at an exercise price of $0.10 per share during the first quarter of 2006. So long as our counsels’ relationship with us continues, the shares underlying the option shall vest and become exercisable in accordance with the following schedule: one-twelfth (1/12) of the shares subject to the option shall vest and become exercisable on each month anniversary of the date of issuance.  The option may be exercised for 120 after termination of the consulting relationship.  The fair market value of the option was estimated on the grant date using he Black-Scholes option pricing model as required by SFAS 123R with the following weighted average assumptions: expected dividend 0%, volatility 147%, risk free interest of 4.5% and expected life of one (1) year.  The total value to be recognized over the term of the option period is approximately $12,000.

(C) During the three months ended March 31, 2006, the Company recognized deferred stock compensation of $30,625 for stock issued to consultants for services

NOTE 7     COMMITMENTS AND CONTINGENCIES

(A) Our Chief Financial Officer, Daley Mok, is party to an employment agreement with our subsidiary Teda Hotels Management Limited, dated January 3, 2006, whereby Mr. Mok serves as the Chief Financial Officer of such subsidiary.  The agreement does not contain a definitive termination date and is terminable by Teda Hotels Management Limited on one months notice.  Mr. Mok is entitled to an annual salary of HK$50,000 and is eligible to be paid bonuses, from time to time, at the discretion of Teda Hotels Management Limited's Board of Directors, of cash, stock or other valid form of compensation.  Mr. Mok is also eligible to receive 50,000 shares of common stock of the Company following each of his first two full years of employment.

(B) Our President, Benedict Fung, is also party to an employment agreement with our subsidiary Teda Hotels Management Limited, dated January 3, 2006, whereby Mr. Fung serves as the President - Corporate Development of such subsidiary.  The agreement does not contain a definitive termination date and is terminable by Teda Hotels Management Limited on one months notice.  Mr. Fung is entitled to an annual salary of HK$40,000 and is eligible to be paid bonuses, from time to tome, at the discretion of the Teda Hotels Management Limited's Board of Directors, of cash, stock or other valid form of compensation.  Mr. Fung is also eligible to receive 60,000 shares of common stock of the Company following each of his first two full years of employment.

NOTE 8     SUBSEQUENT EVENTS

(A) Completion of the Sale of Assets

On April 29, 2006, the Company completed the sale of all of its ownership interest in the joint venture Tianjin Teda Yide Industrial Company Limited (“Yide”, formerly Tianjin Yide Real Estate Company Limited) pursuant to an Agreement for the Purchase and Sale of Stock with Far Coast Asia Limited.

(B) Changes in Directors

Effective May 2, 2006, Zhi Ying Chang resigned as a Director of the Company. Effective May 3, 2006, the Board of Directors appointed Stanley Chu and Raymond Chan as Directors of the Company.

APPENDIX B

Teda Travel Group Inc.

Index to Consolidated Financial Statements for the Years Ended December 31, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Teda Travel Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Teda Travel Group, Inc. and Subsidiaries as of December 31, 2005, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain foreign, wholly owned or majority owned subsidiaries, which statements reflect total assets of $3.1 million and total revenue of $.8 million. Those statements were audited by other accountants whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for the certain foreign, wholly owned or majority owned subsidiaries, is based solely on the reports of other accountants.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Teda Travel Group, Inc. and subsidiaries as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ WEBB & COMPANY, P.A.
WEBB & COMPANY, P.A.

Boynton Beach, Florida
April 14, 2006

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Teda Travel Group, Inc.

We have audited the consolidated balance sheet of Teda Hotels Management Company Limited and subsidiaries as of December 31, 2005 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Teda Hotels Management Company Limited and subsidiaries as of December 31, 2005 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Jimmy C.H. Cheung & Co
JIMMY C.H. CHEUNG & CO

Certified Public Accountants

Hong Kong

Date: March 28, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2005

ASSETS

CURRENT ASSETS

Cash	$85,919

Accounts receivable, net	192,619

Prepaid expenses and other current assets	130,334

Total Current Assets	408,872

PROPERTY AND EQUIPMENT, NET	31,187

OTHER ASSETS

Intangible license rights, net	429,414

Investment held for discontinued operations	2,420,130

Total Other Assets	2,849,544

TOTAL ASSETS	$3,289,603

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2005

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$649,514
Capital lease payable	9,359
Due to related parties	639,130
Total Current Liabilities	1,298,003

LONG-TERM LIABILITIES
Capital lease payable	3,120
Total Long-Term Liabilities	3,120

TOTAL LIABILITIES	1,301,123

MINORITY INTEREST	(316)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued
and outstanding	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 21,846,887
shares issued and outstanding	21,847
Additional paid-in capital	8,087,078
Deferred stock compensation	(66,355)
Accumulated deficit	(6,053,774)
Total Stockholders’ Equity	1,988,796

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,289,603

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

REVENUE, NET	$894,263	$568,391

EXPENSES
Stock issued for services	632,997	3,523,473
Professional fees	445,452	221,716
Payroll	570,972	244,850
Management fees	30,769	30,769
Other selling, general and administrative	802,126	232,545

Total Expenses	2,482,316	4,253,353

LOSS FROM OPERATIONS	(1,588,053)	(3,684,962)

OTHER INCOME (EXPENSE)
Interest income	387	(2,358)
Other expense	-	(833)
Other income	13,951	1,595
Total Other Income (Expense)	14,338	(1,596)

LOSS BEFORE INCOME TAXES AND MINORITY INTEREST	(1,573,715)	(3,686,558)
Minority interest	365	-
Income taxes	(29,182)	(37,024)

NET LOSS FROM CONTINUING OPERATIONS	(1,602,532)	(3,723,582)

DISCONTINUED OPERATION
Loss from discontinued operation	(448,923)	(792,815)

NET LOSS	$(2,051,455)	$(4,516,397)

NET LOSS PER COMMON SHARE – BASIC
Loss per common share from continuing operations	(0.07)	(0.18)
Loss per common share from discontinued operation	(0.02)	(0.04)
Net loss per common share - basic	(0.09)	(0.22)
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	21,749,484	20,574,100
NET LOSS PER COMMON SHARE – DILUTED
Loss per common share from continuing operations	(0.07)	(0.18)
Loss per common share from discontinued operation	(0.02)	(0.04)
Net loss per common share - diluted	(0.09)	(0.22)
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	21,785,213	20,574,100

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

					Additional	Deferred
	Preferred Stock		Common Stock		Paid-In	Stock	Accumulated
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Total
Balance, December 31, 2003	-	-	17,853,578	17,854	(17,754)	-	514,078	514,178
Stock issued in reverse
merger	-	-	1,037,972	1,038	(1,038)	-	-	-
Stock issued to officers for
services	-	-	1,861,337	1,861	1,878,089	-	-	1,879,950
Stock issued for services	-	-	20,000	20	59,980	-	-	60,000
Stock issued for services	-	-	115,000	115	344,885	(129,375)	-	215,625
Stock issued for services	-	-	30,000	30	89,970	(33,750)	-	56,250
Stock issued for services	-	-	40,000	40	119,960	-	-	120,000
Stock issued for services	-	-	180,000	180	539,820	(202,500)	-	337,500
Stock issued for services	-	-	50,000	50	149,950	(65,227)	-	84,773
Stock issued for services	-	-	200,000	200	599,800	-	-	600,000
Stock issued for purchase of
subsidiary	-	-	200,000	200	535,800	-	-	536,000
Stock issued for services	-	-	80,000	80	215,920	(144,000)	-	72,000

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Warrants issued for services	-	-	-	-	97,375	-	-	97,375
Net loss, 2004	-	-	-	-	-	-	(4,516,397)	(4,516,397)

Balance, December 31, 2004	-	-	21,667,887	21,668	4,612,757	(574,852)	(4,002,319)	57,254
Deferred stock compensation
recognized during the year	-	-	-	-	-	574,852	-	574,852
Stock issued to officers for services	-	-	4,000	4	1,996	-	-	2,000
Stock issued for services	-	-	175,000	175	122,325	(66,355)	-	56,145
Contributed Capital	-	-	-	-	3,350,000	-	-	3,350,000
Net Loss, 2005	-	-	-	-	-	-	(2,051,455)	(2,051,455)
BALANCE, DECEMBER 31, 2005	-	$-	21,846,887	$21,847	$8,087,078	$(66,355)	$(6,053,774)	$1,988,796

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(2,051,455)	$(4,516,397)
Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:
Depreciation and amortization	256,466	49,726
Stock issued for services	632,997	3,523,473
Provision for bad debts	46,875	21,805
Earnings in affiliate - Discontinued Operations	448,923	792,815
Minority interest	(365)	-
(Increase) decrease in:
Prepaid expenses	(20,850)	(31,503)
Accounts receivable	(79,992)	(92,798)
Increase (decrease) in:
Accounts payable and accrued expenses	487,840	(343)
Tax payable	23,044	-
Net Cash Used In Operating Activities	(256,517)	(253,222)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiary	-	(166,667)
Purchase of property and equipment	(7,028)	(12,165)
Net Cash Used In Investing Activities	(7,028)	(178,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from related parties	620,220	13,547
Due from directors	7,819	(30,396)
Proceeds from notes payable	-	179,058
Loan from affiliate	(335,958)	427,597
Payments on capital leases	(9,359)	(10,031)
Payments on notes payable	-	(179,058)
Net Cash Provided by Financing Activities	282,722	400,717

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,177	(31,337)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	66,742	98,079

CASH AND CASH EQUIVALENTS - END OF YEAR	$85,919	$66,742

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$15,785	$2,358
Cash paid for income taxes	$20,596	$27,665

        During 2005, the Company's former parent forgave $3,350,000 in advances.  The Company recorded the forgiveness as contributed capital.

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

During 2004, the Company leased a vehicle under a capital lease for $24,178.

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Nature of Operations and Organization and Basis of Presentation

On March 10, 2004, Acola Corp. consummated an agreement with Teda Travel, Inc. a Florida corporation, pursuant to which Teda Travel, Inc. exchanged 100% of the then issued and outstanding shares of common stock of Teda Hotels Management Company, Limited for 17,853,578 shares or approximately 86% of the common stock of Acola Corp. As a result of the agreement, the transaction was treated for accounting purposes as a capital transaction and recapitalization by the accounting acquirer (Teda Hotels Management Company, Limited) and as a reorganization by the accounting acquiree (Acola Corp.). Subsequent to the merger, Acola Corp. changed its name to Teda Travel Group, Inc.

Accordingly, the financial statements include the following:

(1) The balance sheet consists of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

(2) The statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

Teda Travel Group, Inc. and subsidiaries (the “Company”) include:

  Teda Travel Group, Inc.
  Teda Hotels Management Company Limited (“Teda BVI”, a wholly owned subsidiary incorporated in the British Virgin Islands on June 23, 2001)
  Teda Hotels Management Limited (“Teda HK”, a wholly owned subsidiary of Teda BVI incorporated in Hong Kong on July 28, 2000)
  Teda (Beijing) Hotels Management Limited (“Teda BJ”, a wholly owned subsidiary of Teda BVI incorporated in the People’s Republic of China in November 2004)
  Landmark International Hotel Group Ltd. (“Landmark”, a 60% owned subsidiary of Teda BVI that was incorporated in the British Virgin Islands on August 17, 2004); and
  Landmark International Hotel Development Limited (“Landmark Development”, a 51% owned subsidiary of Landmark incorporated in the British Virgin Islands on October 7, 2005)

The Company provides management services to hotels and resorts located in China, and invests in real estate through its joint venture in China.

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(B) Principles of Consolidation

The accompanying consolidated financial statements for 2005 include the accounts of Teda Travel Group, Inc. from the date of merger, Teda BVI and its two wholly owned subsidiaries Teda HK and Teda BJ, together with Teda BVI’s 60% owned subsidiary Landmark, and Landmark’s 51% owned subsidiary Landmark Development from October 7, 2005. The Company also accounts for Teda HK’s 35% investment in a sino-foreign joint venture in the People’s Republic of China using the equity method until September 30, 2005 and under the cost method from October 1, 2005 to December 31, 2005 (See Note 4).

All significant intercompany transactions and balances have been eliminated in the consolidation.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(D) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets from three to thirty-nine years. Repairs and maintenance on property and equipment are expensed as incurred.

(E) Revenue Recognition

The Company recognizes hotel and resort management service fees in the period when the services are rendered and earned and collection is reasonably assured.

(F) Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is computed by dividing the net income (loss) applicable to common stock stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares including the dilutive effect of common share equivalents then outstanding.

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(G) Foreign Currency Translation

The Company’s assets and liabilities that are denominated in foreign currencies are translated into the currency of U.S. dollars using the exchange rates at the balance sheet date. For revenues and expenses, the average exchange rate during the year was used to translate Hong Kong dollars and Chinese renminbi into United States dollars. The translation gains and losses resulting form changes in the exchange rate are charged or credited directly to the shareholders’ equity section of the balance sheet when material. All realized and unrealized transaction gains and losses are included in the determination of income in the period in which they occur. Translation and transaction gains and losses are not included in the statement of operations because they are not material as of December 31, 2005 and 2004.

(H) Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including accounts receivable, investments, account payable, capital lease and accrued interest approximate fair value due to the relatively short period to maturity for these instruments.

(I) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(J) Long-Lived Assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 142 and 144”). In accordance with SFAS No. 142 and 144, long-lived assets, goodwill and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the purposes of evaluating the recoverability of long-lived assets, goodwill and intangible assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets.

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(K) Concentration of Credit Risk

The Company maintains its cash in foreign bank deposit accounts, which at times may exceed insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk for cash. All of the Company’s assets and revenue are located in China.

(L) Business Segments

The Company's operating segments are organized internally primarily by the type of services performed. The Company’s two operating segments include property management and real estate investments. The real estate segment has been recorded as discontinued operations during 2005.

(M) Stock-based Compensation

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The adoption of SFAS No. 148 did not have a material effect on the net loss of the Company.

(N) Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 151 “Inventory Costs – an amendment of ARB No. 43, Chapter 4”, SFAS No. 152 “Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67”, SFAS No. 153 “Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29”, SFAS No. 154 (“SFAS 154”), “Accounting Changes and Error Corrections”, SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”, SFAS No. 156 “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 Statement” and SFAS No. 123 (revised 2004) “Share-Based Payment”, were recently issued. SFAS No. 151, 152, 153, 154, 155, 156 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 2	ACCOUNTS RECEIVABLE

Accounts receivable were as follows at December 31, 2005:

Accounts receivable	$239,494
Less allowance for doubtful accounts	(46,875)

$192,619

For the years ended December 31, 2005 and 2004, the Company recorded a provision for doubtful accounts of $46,875 and $21,805, respectively.

NOTE 3	PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2005 consisted of the following:

Computer equipment	$29,672
Office furniture	8,413
Vehicle	41,424
Less: accumulated depreciation	(48,322)

$31,187

Depreciation expenses for the years ended December 31, 2005 and 2004 were $22,250 and $10,689 respectively.

NOTE 4	INVESTMENT HELD FOR DISCONTINUED OPERATIONS

In January 2002, the Company acquired a 35% equity interest in a real estate joint venture by the name of Tianjin Teda Yide Industrial Company Limited (“Yide”,

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

formerly Tianjin Yide Real Estate Company Limited), a People’s Republic of China corporation, for $3,610,460. Yide is involved in the development of a mixed-use complex, with residential units for resale, clubhouse, a 115-room hotel, three restaurants and conference facilities. As of September 2005, the residential units have all been sold at a profit except for two units which remained unsold. The carrying value of Yide as of September 30, 2005 was $2,420,130. The difference between the original book cost and the carrying value as of September 30, 2005 was due mainly to depreciation charge on fixed assets including land, building, furniture and equipment.

The Company had presumed that it had significant influence over Yide. Madam Zhi Ying Chang (“Madam Chang”), who is a Director of the Company, also serves as the Group General Manager of the 65% joint venture partner, Tianjin Teda International Hotels Development Company Limited. Therefore, since acquisition, Yide has been accounted for in the books of the Company as an associate using the equity method of accounting.

During 2005, the Company notified Yide that it was considering a sale of its ownership in Yide to an outside party. Management investigated methods to finance its proposed projects. Yide failed to provide its financial information to the Company in a timely manner. The Company has not received any further financial information of Yide subsequent to September 30, 2005 and has initiated legal action in China to seek Yide's cooperation in the provision of its financial statements.

In late December, 2005, because of a shift in business direction to focus on our core hotel-related business and to raise funds for expansion, our Board of Directors approved the sale of Yide to Far Coast Asia Limited, a third party, for $3,000,000. A deposit of $800,000 in respect of the sale was received by the Company in January 2006. A balance payment of $2,200,000 was also received in late March 2006. Completion of the sale, however, is dependent on obtaining the consent of the joint venture partner of Yide and other relevant PRC government approvals. The Company is in the process of getting such consent and approvals. The sale is expected to be completed in the second quarter of 2006.

However, since Yide failed to provide its financial information to the Company in a timely manner, the sale could not be completed on its original timeline. The Company provided a formal written demand for such information on February 22, 2006. As of March 28, 2006, there has been no reply. Furthermore, there has been no direct communications between Madam Chang and the other two directors since the dispute arose in early December 2005.

In accordance with FASB Interpretation No. 35 (FIN 35), the use of the equity method of accounting for the investment is required if the investor has the ability to exercise significant influence over the operating & financial policies of the investee. However, FIN 35 provides examples where significant influence may not exist. Specifically, paragraphs 3 & 4 of FIN 35 says that “Evidence that an investor owning 20 percent or more of the voting stock … may be unable to exercise significant influence … requires an evaluation of all the facts & circumstances relating to the investment. The presumption that the investor has the ability to exercise significant influence stands … until overcome by predominant evidence to the contrary.” Management has determined that the failure by the Company to obtain financial information has resulted in the loss of significant influence under the equity method. As such, the use of the equity method is therefore no longer appropriate and the Company is accounting for its investment from October 1, 2005 to December 31, 2005 under the cost method.

The sale is expected to be completed in the second quarter of 2006 upon receiving consent from the other joint venture partner and relevant PRC Government approval.

Prior to the change in influence, the Company’s share of the loss for 2005 after accounting for differences between PRC GAAP and U.S. GAAP are as follows:

Company's share at 35%	$(195,501)
Less: U.S. GAAP adjustment for depreciation	(253,422)

Loss from discontinued operations	$(448,923)

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 5	ACQUISITION

On August 18, 2004, the Company announced that it had agreed to acquire Teda Resort Alliance Development Company Limited (“TRAC”) for approximately $386,200. The Company originally expected to complete the acquisition in the second quarter of 2005. However, due to a change of business direction and the lack of funds, with the consent of TRAC, the contract was rescinded in September 2005. No compensation is payable by either party.

On January 4, 2005, the Company announced that it had agreed to acquire Shanghai Bowking Hotel Management Company Limited (“Bowking”) for approximately $242,200. Bowking has successfully managed more than 12 similar hotel projects, and has established a well-known brand in the People’s Republic of China with its bases in Shanghai and Wuhan. We originally expected to complete the acquisition in the second quarter of 2005. This acquisition was postponed during 2005, and the Company is currently re-assessing the feasibility of completing this acquisition in 2006.

Intangible license rights arose from the acquisition of Landmark in November 2004. As of December 31, 2005, in relation to the acquisition of Landmark in 2004, consist of the following:

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Intangible license rights	$702,667
Less: accumulated amortization	(273,253)

$429,414

Amortization expense for the years ended December 31, 2005 and 2004 was $234,216 and $39,037, respectively.

NOTE 6	DUE TO RELATED PARTIES

Due to related parties at December 31, 2005 consists of the following:

Due to a stockholder	$554,402
Due to a stockholder and director	77,333
Due to a company owned by a stockholder and director regarding office rentals (See Note 7)	7,395
$639,130

During 2005, the Company's former parent forgave $3,350,000 in advances. The amount was recorded as contributed capital during 2005.

NOTE 7	COMMITMENTS AND CONTINGENCIES

(A) Operating Lease Agreements

The Company leases office premises via a company owned by a stockholder and director, under an operating lease. The lease, at a current monthly rental of $4,565, will expire in November 2006. Future minimum lease payments for the operating lease are as follows:

Year	Amount

2006	51,785

$51,785

Rent expense under operating leases for the years ended December 31, 2005 and 2004 aggregated $34,743 and $35,344, respectively.

(B) Capital Leases

The Company leases a vehicle under a non-cancelable capital lease agreement. Future minimum lease payments under the capital leases are as follows as of December 31:

Year	Amount
2006	$10,623
2007	3,541
14,164
Less: interest	1,685
12,479
Less: current portion	9,359
Capital lease obligations – non-current	$3,120

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
The lease is guaranteed by property and equipment with a cost of $31,869 and a book value of $16,940.

NOTE 8	EQUITY

(A) Stock Issued for Services

During the year, the Company issued 4,000 shares of common stock to two officers for services having a fair value of $2,000. The fair value is amortized over 6 months from May 19, 2005. The Company recognized expense of $2,000 for the year ended December 31, 2005.

During the year, the Company issued 175,000 shares of common stock to consultants for services having a fair value of $122,500. The fair value is amortized over 12 months from July 20, 2005. The Company recognized expense of $56,145 and recorded deferred stock compensation of $66,355 as of December 31, 2005.

(B) Stock Issued for Acquisition

The Company issued 39,834 shares of common stock as a deposit for the acquisition of 55% of Teda Resort Alliance Development Co., Limited with a fair value of $105,328.

The Company issued 19,370 shares of common stock as a deposit for the acquisition of 55% of Shanghai Bowking Hotel Management Company Limited with a fair value of $48,440 as first payment. The Company has to pay a balance payment of $193,560 and there is no fixed date of closing of the acquisition.

In April 2004, our Board of Directors and holders of a majority of our then outstanding common stock authorized and approved the 2004 Stock Incentive Plan. The purpose of the plan is to promote the best interests of the Company and its stockholders by providing a means of non-cash remuneration to selected eligible participants who contribute most to the operating progress and earning power of the Company and to provide incentives to employees and directors by offering them an opportunity to acquire a proprietary interest in the Company.

Under the plan, we have reserved a total of 3,000,000 shares of our common stock for issuance upon exercise of incentive and non-qualified stock options, stock bonuses and rights to purchase awarded from time-to-time, to our officers, directors, employees and consultants. As of December 31, 2005, 495,000 shares were issued under the plan to a financial advisor and no options, warrants or other rights have been granted or are outstanding under the plan. A registration statement on Form S-8 was filed with the SEC with respect to 2,000,000 of the shares of common stock issuable under the plan on April 22, 2004 (SEC File No. 333-114644).

The plan is currently administered by our Board of Directors. Under the plan, the Board determines which of our employees, officers, directors and consultants are to be granted awards, as well as the material terms of each award, including whether options are to be incentive stock options or non-qualified stock options.

Subject to the provisions of the plan, and the Internal Revenue Code with respect to incentive stock options, the Board determines who shall receive awards, the number of shares of common stock that may be purchased under the awards, the time and manner of exercise of options and exercise prices. At its discretion, the Board also determines the form of consideration to be received upon exercise and may permit the exercise price of options granted under the plan to be paid in whole or in part with previously acquired shares and/or the surrender of options. The term of options granted under the plan may not exceed ten years, or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options may not be less than 100% of the fair market value of our common stock at the time the option is granted. However, incentive stock options granted to a 10% holder of our voting stock may not be exercisable at less than 110% of the fair market value of our common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 85% of the fair market value of our common stock on the date of grant.

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 9	RELATED PARTY TRANSACTIONS

During the years ended December 31, 2005 and 2004, the Company received management revenue of $448,027 and $461,323 respectively from two properties it manages that are owned by shareholders.

During the years ended December 31, 2005 and 2004, the Company paid rent of $34,743 and $35,345 respectively for office premises leased from a director and stockholder.

NOTE 10	CONCENTRATION OF CREDIT RISK

The Company received a majority of its revenues from two hotels in 2005. The two hotels provide hotel management services in China, and constituted 50% ($448,027) and 81% ($461,323) of the revenues recorded for the years ended December 31, 2005 and 2004 respectively.

NOTE 11	NET LOSS PER COMMON SHARE

Net loss per share information as of December 31:
	2005	2004

Net loss	$(2,051,455)	$(4,516,397)

Basic weighted average common stock outstanding	21,749,484	20,574,100
Effect of dilutive securities
- Options	35,729	-
Diluted weighted average common stock outstanding	$21,785,213	$20,574,100

Net loss per share – basic	$(0.09)	$(0.22)

Net loss per share - diluted	$(0.09)	$(0.22)

NOTE 12	BUSINESS SEGMENTS

The Company has two operating segments. Each segment operates exclusively in Asia. The Company's Property Management segment provides management services to hotels and resorts in Asia. The Real Estate Investment segment invests in real estate development projects. The accounting policies of the segments are the same as described in the summary of significant accounting policies. There are no inter-segment sales.
2005	Property Management	Real Estate Investments	Total
Revenue	$894,263	$-	$894,263
Net loss from continuing operations	(1,602,532)	-	(1,602,532)
Net loss from discontinued operations	-	(448,923)	(448,923)
Depreciation and amortization	256,466	-	256,466
Assets	869,473	2,420,130	3,289,603
Capital Expenditures	(7,028)	-	(7,028)
2004	Property Management	Real Estate Investments	Total
Revenue	$568,391	$-	$568,391
Net loss from continuing operations	(3,723,582)	-	(3,723,582)
Net loss from discontinued operations	-	(792,815)	(792,815)
Depreciation and amortization	49,726	-	49,726
Assets	1,053,537	2,869,053	3,922,590
Capital Expenditures	44,034	-	44,034

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 13	INCOME TAXES

Income tax expense for the years ended December 31, 2005 and 2004 is summarized as follows:

	Current	Deferred	Total
2005
United States	$-	$-	$-
Foreign	29,182	-	29,182

	$29,182	$-	$29,182

2004
United States	$-	$-	$-
Foreign	37,024	-	37,024

	$37,024	$-	$37,024

Income tax expense for the years ended December 31, 2005 and 2004 differed from amounts computed by applying the statutory U.S. federal corporate income tax rate of 34% to income before income tax benefit as a result of the following:

	2005	2004

Expected income tax benefit	$(697,495)	$(1,535,575)
Operating loss carryforwards	358,661	1,180,095
Tax effect on foreign income which is not subject
to the United States statutory rate	368,016	392,504

	$29,182	$37,024

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets:
Net operating loss carryforward	$(697,495)	$(1,535,575)
Total deferred tax assets	(697,495)	(1,535,575)
Less valuation allowance	697,495	1,535,575

Net deferred tax assets	$-	$-

At December 31, 2005, the Company had approximately $966,570 of undistributed losses of the Company’s foreign subsidiaries. These losses are considered to be indefinitely invested, and accordingly, no United States income tax has been provided for these losses.

See accompanying notes to consolidated financial statements.

TEDA TRAVEL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 14	SUBSEQUENT EVENTS

In February 2006, the Company completed a private placement and issued 33,333,333 new shares of common stock at $0.12, and raised a total of $4 million in cash. An investment banking fee of $400,000 was paid from the proceeds. The net proceeds from the issuance will be used for working capital purposes.

In order to increase our working capital, in late December 2005, our Board agreed to the sale of Yide to Far Coast Asia Limited, a third party, for a cash consideration of $3 million. A deposit of $800,000 in respect of the sale was received by the Company in January 2006. A balance payment of $2,200,000 was also received in late March 2006. Completion of the sale, however, is dependent on obtaining the consent of the joint venture partner of Yide and other relevant PRC government approvals. The Company is in the process of getting such consent and approvals. The sale is expected to be completed in the second quarter of 2006, and, if completed under the current terms, management anticipates that a profit of approximately $580,000 will be realized upon completion of the sale. We can not provide any assurances that such sale will be completed under the current terms, if at all.

In the first quarter of 2006, we issued options to purchase up to 225,000 shares of common stock to our legal counsel at an exercise price of $0.10 per share.  We agreed to register the shares underlying the options in our next registration statement. So long as our counsel's relationship with us continues, the shares underlying the option shall vest and become exercisable in accordance with the following schedule: one-twelfth (1/12) of the shares subject to the option shall vest and become exercisable on each month anniversary of date of issuance. The option may be exercised for 120 days after termination of the consulting relationship. This option was not issued under our 2004 Stock Incentive Plan.

During 2005 we also issued: (a) 39,834 shares of common stock with a fair value of $105,328 as a deposit for the acquisition of 55% of Teda Resort Alliance Development Co., Limited; and (b) 19,370 shares of common stock with a fair value of $48,440 as a deposit for the acquisition of 55% of Shanghai Bowking Hotel Management Company Limited.

Our Chief Financial Officer, Mr. Mok, is party to an employment agreement with our subsidiary Teda Hotels Management Limited, dated January 3, 2006, whereby Mr. Mok serves as the Chief Financial Officer of such subsidiary. The agreement does not contain a definitive termination date and is terminable by Teda Hotels Management Limited on one months notice. Mr. Mok is entitled to a monthly salary of HK$50,000 and is eligible to be paid bonuses, from time to time, at the discretion of Teda Hotels Management Limited's Board of Directors, of cash, stock or other valid form of compensation. Mr. Mok is also eligible to receive 50,000 shares of common stock of the Company following each of his first two full years of employment.

Our President, Mr. Fung, is also party to an employment agreement with our subsidiary Teda Hotels Management Limited, dated January 3, 2006, whereby Mr. Fung serves as the President – Corporate Development of such subsidiary. The agreement does not contain a definitive termination date and is terminable by Teda Hotels Management Limited on one months notice. Mr. Fung is entitled to a monthly salary of HK$40,000 and is eligible to be paid bonuses, from time to time, at the discretion of Teda Hotels Management Limited's Board of Directors, of cash, stock or other valid form of compensation. Mr. Fung is also eligible to receive 60,000 shares of common stock of the Company following each of his first two full years of employment.

See accompanying notes to consolidated financial statements.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware General Corporation Law and certain provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Amended and Restated Bylaws and to the statutory provisions.

Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director, to the fullest extent permitted by law. Our Amended and Restated Articles of Incorporation also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.

Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us. A stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

EXHIBIT DOCUMENT	EXHIBIT NUMBERS

Articles of Incorporation, as amended	3.1and 3.2

Bylaws	3.3

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Teda travel Group Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$460.06
Accounting Fees and Expenses	$5,800
Legal Fees and Expenses	$15,000
Miscellaneous	$5,000
Total	$26,260.06

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES
The following unregistered securities have been sold by us during the last three fiscal years:
Stock Issued During 2006

a.

In February 2006, through a private placement to a third party, Bloompoint Investments Limited, the Company issued 33,333,333 new shares of common stock at $0.12, for aggregate proceeds of $4 million.  An investment banking fee of $400,000 was paid from the proceeds. The shares were offered and issued pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended;

b.	In June 2006, 362,500 shares of common stock having a fair value of $74,359 were issued as part consideration for the acquisition of 55% of Guangdong Tianma International Travel Co., Ltd.

Stock Issued During 2005

We did not issue any unregistered securities during the fourth quarter of 2005, however, during the first three quarters of 2005 we issued the following securities:

a.	4,000 shares of common stock having a fair value of $2,000 to two officers for services;
b.	175,000 shares of common stock having a fair value of $122,500 to consultants for services;

c.

39,834 shares of common stock with a fair value of $105,328 as a deposit for the acquisition of 55% of Teda Resort Alliance Development Co., Limited (all these shares were cancelled in May 2006 as the acquisition agreement was rescinded); and

d.

19,370 shares of common stock with a fair value of $48,440 as a deposit for the acquisition of 55% of Shanghai Bowking Hotel Management Company Limited (all these shares were cancelled in May 2006 as the acquisition agreement was rescinded).

Stock Issued During 2004
a.	1,037970 shares of common stock were issued in reverse merger;
b.	1,861,337 shares of common stock having a fair value of $1,879,950 to consultants for services;
c.	20,000 shares of common stock having a fair value of $60,000 to consultants for services;
d.	115,000 shares of common stock having a fair value of $345,000 to consultants for services;
e.	30,000 shares of common stock having a fair value of $90,000 to consultants for services;
f.	40,000 shares of common stock having a fair value of $120,000 to consultants for services;
g.	180,000 shares of common stock having a fair value of $540,000 to consultants for services;
h.	50,000 shares of common stock having a fair value of $150,000 to consultants for services;
i.	200,000 shares of common stock having a fair value of $600,000 to consultants for services;
j.	200,000 shares of common stock having a fair value of $536,000 were issued as part consideration for the acquisition of 60% of NCN Landmark; and
k.	80,000 shares of common stock having a fair value of $216,000 to consultants for services;

All of the shares listed above were offered and issued pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27.	EXHIBITS.

See attached Exhibit Index.

ITEM 28.	UNDERTAKINGS.

The undersigned Registrant also undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 28, 2006.

TEDA TRAVEL GROUP INC.
By: /s/ Godfrey Chin Tong Hui
Godfrey Chin Tong Hui
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Godfrey Chin Tong Hui	Director and Chief Executive Officer	July 28, 2006
Godfrey Chin Tong Hui

/s/ Daley Mok	Chief Financial Officer	July 28, 2006
Daley Mok

/s/ Daniel Kuen Kwok So	Director and Managing Director	July 28, 2006
Daniel Kuen Kwok So

/s/ Stanley Chu	Director and General Manager	July 28, 2006
Stanley Chu

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description of Document

2.1

Agreement for Sale and Purchase Certain Interests in the Registered Capital of Tianjin TEDA Resort Alliance Development Company Limited, dated August 18, 2004 is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on August 25, 2004.

2.2

Agreement for Sale and Purchase Certain Interests in the Registered Capital of Landmark International Hotel Group Limited, dated October 8, 2004 is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on October 28, 2004.

2.2

Release and Settlement Agreement, dated August 20, 2005 between TEDA International Hotel Development, Woodfine Consultants, Ltd., Linkrich Enterprise Investment, Ltd., and Teda Travel Group, Inc., is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on August 23, 2005.

3.1	Articles of Incorporation incorporated herein by reference from Registrant’s Report on Form 10-SB12G/A filed with the SEC on January 24, 2000.
3.2	Amendment to Articles of Incorporation incorporated herein by reference from Registrant’s Definitive Information Statement on Schedule 14C filed with the SEC on March 26, 2004.
3.3

Amended and Restated By-Laws for TEDA Travel Group, Inc., adopted on January 10, 2006, is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on January 18, 2006.

4.1	TEDA Travel Group, Inc. 2004 Stock Incentive Plan is incorporated herein by reference from Registrant’s Current Report on Form S-8 filed with the SEC on April 22, 2004.
5.1	Opinion and Consent of Crone Rozynko LLP
10.1	Agreement and Plan of Share Exchange, dated as of March 10, 2004 entered into by and among Teda Hotels Management Company Limited, and Teda Travel Incorporated and Acola Corp., a Delaware corporation is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2004.
10.2

TEDA Hotels Management Company Limited and Subsidiary (A Wholly Owned Subsidiary of TEDA Travel, Inc.) Consolidated Financial Statements as of December 31, 2003 and 2002 is incorporated herein by reference from Registrant’s Current Report on Form 8-K/A filed with the SEC on June 4, 2004.

10.3

Common Stock Purchase Agreement, dated February 9, 2006, between TEDA and Bloompoint Investments, Ltd. is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on February 15, 2006.

10.4

Employment Agreement between Teda Hotels Management Limited and Daley Mok, dated January 3, 2006 is incorporated herein by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on April 17, 2006.

10.5

Employment Agreement between Teda Hotels Management Limited and Benedict Fung, dated January 3, 2006 is incorporated herein by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on April 17, 2006.

10.6	Employment Agreement between Teda Hotels Management Limited and Stanley Chu, dated June 27, 2006
10.7	Employment Agreement between Teda Hotels Management Limited and Daniel Kuen Kwok So, dated June 27, 2006

10.8

Agreement for the Purchase and Sale of Stock dated March 29, 2006 between the Registrant and Far Coast Asia Limited is incorporated by reference From Registrant’s Form 8-K filed with the Commission on January 5, 2006.

10.9	Agreement dated June 16, 2006, between the Registrant and Guangdong Tianma International Travel Co., Ltd.
14.1

Code of Business Conduct and Ethics for TEDA Travel Group, Inc. as approved by the Board of Directors as of December 31, 2003, is incorporated herein by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on April 13, 2005.

21.1

Agreement for Sale and Purchase of Certain Interests in the Registered Capital of Shanghai Bowking Hotel Management Company Limited, dated January 4, 2005, between Shanghai Baoyi Realty Company Limited and TEDA Hotels Management Company Limited is incorporated herein by reference from Registrant’s Current Report on Form 8-K filed with the SEC on January 14, 2005.

21.2	List of Subsidiaries of the Registrant is incorporated herein by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on April 13, 2005.
23.1	Consent of independent auditors Webb & Company, P.A.
23.2	Consent of independent auditors Jimmy C.H. Cheung & Co.
23.3	Consent of Crone Rozynko LLP (included in Exhibit 5.1)